UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to § 240.14a-12

G-III APPAREL GROUP, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. to be held on Thursday, June 16, 2016 at 10:00 a.m., New York time, at the offices of Norton Rose Fulbright US LLP, 666 Fifth Avenue, New York, New York 10103.
The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked (i) to elect eleven directors to serve on our Board of Directors for the ensuing year, (ii) for an advisory and non-binding vote on the compensation of our named executive officers and (iii) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2017. At the meeting, we will also report on the affairs of G-III, and a discussion period will be provided for questions and comments of general interest to stockholders.
We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.
Thank you for your cooperation.
Very truly yours,
MORRIS GOLDFARB
Chief Executive Officer
May 9, 2016

G-III APPAREL GROUP, LTD.
512 Seventh Avenue
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
and
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

June 16, 2016
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. will be held on Thursday, June 16, 2016 at 10:00 a.m., New York time, at the offices of Norton Rose Fulbright US LLP, 666 Fifth Avenue, New York, New York 10103, for the following purposes:
1.
To elect eleven directors to serve on our Board of Directors for the ensuing year.

2.
To hold an advisory and non-binding vote on the compensation of our named executive officers.

3.
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2017.

4.
To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 25, 2016 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote their shares in person.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on June 16, 2016
The Proxy Statement and our 2015 Annual Report to Stockholders are available in the “Investor Relations” section of our website at http://www.giii.com.
By Order of the Board of Directors
WAYNE S. MILLER
Secretary
New York, New York
May 9, 2016

G-III APPAREL GROUP, LTD.
512 Seventh Avenue
New York, New York 10018

PROXY STATEMENT
GENERAL INFORMATION
General
This Proxy Statement (first mailed to stockholders on or about May 9, 2016) is furnished to the holders of common stock, par value $.01 per share (“Common Stock”), of G-III Apparel Group, Ltd. (“G-III”) in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Thursday, June 16, 2016, at 10:00 a.m., New York time, at the offices of Norton Rose Fulbright US LLP, 666 Fifth Avenue, New York, New York 10103.
It is proposed that at the Annual Meeting: we (i) elect eleven directors to serve on our Board of Directors for the ensuing year, (ii) hold an advisory and non-binding vote on the compensation of our named executive officers and (iii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2017.
Management currently is not aware of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. Proxies for use at the Annual Meeting are being solicited by our Board of Directors. Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.
Revocability and Voting of Proxy
A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of G-III a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.
Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no specifications are given, the proxies intend to vote the shares represented thereby “for” the election of each of the eleven nominees for director as shown on the form of proxy, “for” approval of the compensation of our named executive officers, and “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2017 and in accordance with their best judgment on any other matters which may properly come before the meeting.
Stock Split
On April 1, 2015, our Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend effective for stockholders of record on April 20, 2015 that was distributed on May 1, 2015. All share and per share amounts in this Proxy Statement have been retroactively adjusted to reflect this stock split.

Record Date and Voting Rights
On April 25, 2016, there were 45,564,167 shares of Common Stock outstanding (excluding shares held in treasury). Each of these shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on April 25, 2016 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.
A “broker non-vote” occurs when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. Under current New York Stock Exchange rules, brokers have discretionary voting power with respect to the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2017, but do not have discretionary voting power with respect to the proposals to elect our eleven nominees for director or, approve on an advisory basis, the compensation of our named executive officers, unless you provide voting instructions to your broker.
The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The eleven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors.
The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to decide the other matters to be voted on at the Annual Meeting.
You may vote “FOR” or “VOTE WITHHELD” with respect to each or all of the director nominees. If you elect not to vote on the election of directors, this will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “VOTE WITHHELD” votes are counted.
You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to approve, on an advisory basis, the compensation of our named executive officers and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. If you elect to abstain from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.
If you sign and return your accompanying proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board and in accordance with the discretion of the persons named on the accompanying proxy card with respect to any other matters to be voted upon at the Annual Meeting. If you are a beneficial holder and do not return a voting instruction form, your broker may not vote on any of the matters to be presented at the Annual Meeting.

PROXY SUMMARY
About G-III
Since our IPO in 1989, G-III has transformed from a small, exclusively leather apparel manufacturer with net sales of  $98.8 million and net income of  $5.9 million into the large diversified apparel and retail company we are today, with net sales of  $2.34 billion and net income of  $114.3 million in our fiscal year ended January 31, 2016 (“fiscal 2016”), both of which were records for us. This transformation is due to the strategic vision, flexibility, ingenuity, management skills and strong personal relationships maintained by our entire leadership team, under the guidance of Morris Goldfarb, our Chairman, Chief Executive Officer and President. We view our management team as critical to our development and essential to our continued success in the future. The apparel business is a challenging one, and many of our early competitors did not survive, underscoring the importance of the long-term vision and execution of Mr. Goldfarb. We believe that Mr. Goldfarb is viewed by our customers, suppliers, business partners, investors and other stakeholders as providing strong leadership for our company in the marketplace and in our industry. In light of the stockholder returns attributable to Mr. Goldfarb’s vision and the execution by our management team, we have included a brief description of our business and financial and stock market performance below.
G-III today capitalizes on the following competitive strengths to expand our position as an all-season diversified apparel company:
•
Broad portfolio of recognized brands.   We have built a broad and deep portfolio of over 40 licensed and proprietary brands. We believe we are a licensee of choice for well-known brands, as demonstrated by our partnerships with such brands as Calvin Klein, Tommy Hilfiger, Karl Lagerfeld, Guess?, Kenneth Cole, Cole Haan, Dockers and Levi’s, that have built a loyal following of both fashion-conscious consumers and retailers who desire high quality, well designed products. We have a robust team sports business that includes licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano, Hands High and over 100 U.S. colleges and universities. In addition to our fashion and sports licensed brands, we own several successful proprietary brands, including Vilebrequin, Bass, G.H. Bass, Weejuns, Andrew Marc, Marc New York, Eliza J, Jessica Howard and Black Rivet. In an environment of rapidly changing consumer fashion trends, we benefit from a balanced mix of well-established and newer brands;

•
Diversified distribution base.   We market our products on an omni-channel basis selling through department stores, specialty stores, membership clubs and e-commerce and at multiple price points, allowing us to provide products to a broad range of consumers. Our products are sold to approximately 2,800 customers, including a cross section of retailers such as Macy’s, Bloomingdale’s, Nordstrom, Lord & Taylor, Dillard’s, The Bon-Ton Stores, Saks Fifth Avenue and JC Penney, as well as membership clubs such as Costco and Sam’s Club. Our Wilsons Leather retail stores provide an additional distribution network for our products. We distribute our Vilebrequin products through a network of company owned and franchised specialty retail stores and shops, as well as through select wholesale distribution, and distribute our Bass and G.H. Bass products through our Bass outlet stores and through licensees;

•
Superior design, sourcing and quality control.   Our in-house design and merchandising teams design substantially all of our licensed, proprietary and private label products. We have a network of worldwide suppliers that allows us to negotiate competitive terms without relying on any single vendor. In addition, we employ a quality control team and a sourcing group in China to ensure the quality of our products. Our acquisition of Vilebrequin added experienced design capability and additional sourcing resources; and

•
Significant growth.   Our annual net sales have grown from $324 million in our fiscal year ended January 31, 2006 to $2.34 billion in our fiscal year ended January 31, 2016. Our growth is the result of execution by our management team and strategic acquisitions such as the acquisition of the G.H. Bass & Co. business in November 2013. Continued growth is expected to be supported by the formation of a joint venture pursuant to which we acquired a 49% ownership interest in the entity that holds brand rights to the Karl Lagerfeld trademarks for consumer products (with certain exceptions) and apparel in the United States, Mexico and Canada, the addition of numerous new license agreements such as license agreements for Tommy Hilfiger womenswear and women’s dresses and Karl Lagerfeld women’s apparel, women’s handbags and men’s outerwear and the expansion and diversification of our product categories and channels of distribution.
We believe that our current position of leadership within the industry is in large part due to the involvement of Mr. Goldfarb and the rest of our management team in our business. G-III has continuously evolved over the years.
•
We were one of the first companies in the industry to identify the importance of overseas production and were instrumental in the technological developments which further reduced manufacturing costs. We were also among the first to license nationally recognized brands for a variety of classifications. G-III has been transformed from an exclusively leather, mostly private label manufacturer of outerwear, to a diversified provider of differentiated apparel products.

•
Under Mr. Goldfarb’s leadership, we were also quick to recognize the importance of licensing major names as a way to better serve the markets in which we compete. Towards this end, we have built a strong portfolio of licensed brands including:

•
Licenses with Calvin Klein, Tommy Hilfiger, Karl Lagerfeld, Guess?, Kenneth Cole, Cole Haan, Dockers and Levi’s, among others;

•
Team logo wear for the NFL, MLB, NHL, NBA and over 100 U.S. college and university teams, as well as for Hands High, a new licensed sports apparel line inspired by Tonight Show host, Jimmy Fallon; and

•
Significantly expanding our licenses with Tommy Hilfiger and establishing a relationship with the Karl Lagerfeld brand.

•
Our management team also recognized the importance of owning our own proprietary brands, which led to acquisitions such as Andrew Marc, Vilebrequin and G.H. Bass & Co., as well as our joint venture with Karl Lagerfeld. These acquisitions have given us greater control over the design, manufacture and distribution of our products.

•
To diversify our revenue stream and mitigate the seasonality of the outerwear business, we have continuously expanded our product line:

•
Since the creation of our dress business in 2006, we have evolved into one of the largest dress manufacturers in the United States.

•
From our outerwear base, we began producing women’s sportswear, women’s suits, women’s performance wear and swimwear, in addition to dresses.

•
As a result of our acquisition of the G.H. Bass & Co. business in 2013, we now produce footwear, including the iconic original penny loafer, known as “Weejuns.”

•
Beyond apparel, we also produce women’s handbags, footwear, small leather goods, cold weather accessories and luggage.

•
Our management recognized the growing importance of the status goods market, which culminated in our purchase of Vilebrequin in 2012. Our acquisition of Vilebrequin gave us a foothold in the high-margin, status market, and we are executing a strategic plan to grow the brand into a men’s and women’s lifestyle brand with an expanded retail presence and revamped web sites. Vilebrequin sells its products in 81 company owned stores and 65 franchised stores, as well as through select specialty and department stores.

•
Following our identification of the importance of leveraging retail distribution as a way to mitigate risks associated with design and product decisions, move excess inventory and serve as a testing ground for new product designs, we acquired and successfully integrated the Wilson’s Leather retail outlets. In November 2013, we acquired G.H. Bass & Co. and added their chain of outlet stores to our portfolio. As of January 31, 2016, we operated 199 Wilsons stores, 163 G.H. Bass stores, and 5 Calvin Klein Performance stores.

Furthermore, we believe the leadership provided by Mr. Goldfarb and the rest of our management team has been instrumental in ensuring that G-III is well-managed and well-positioned for the long-term, which has contributed to our ability to deliver strong results to our stockholders.
•
We have successfully recruited and retained a strong team of seasoned managers. Our ability to minimize turnover, particularly within our senior ranks, has provided our company with continuity and a long-term perspective.

•
We have built an in-house design and merchandising team which designs substantially all of our licensed, proprietary and private label products. We believe that this creative design team, coupled with our sourcing expertise, gives us an advantage in product development. These factors are important differentiators from our competition, and we believe we have developed a significant customer following and positive reputation in the industry as a result of our design capabilities, sourcing expertise, on-time delivery and high standards of quality control.

•
Our broad distribution platform and ability to adapt quickly to changes in the retail environment through our internal design, sourcing and manufacturing capabilities, have made us an important resource for our retail partners, which we believe has enhanced our standing as a licensee and supplier of choice.

•
We are prudently financed. In August 2012, concurrent with our acquisition of Vilebrequin, we entered into a secured credit agreement with a group of lenders led by JPMorgan Chase Bank. The credit agreement is a five year senior secured credit facility providing for borrowings in the aggregate principal amount of up to $450,000,000 through August 2017. This credit agreement and cash generated from operations allowed us to finance the acquisitions of Vilebrequin and G.H. Bass & Co. In June 2014, we further enhanced our balance sheet through a public offering of our Common Stock that resulted in the receipt of net proceeds of  $128.7 million. We believe that cash on hand and from operations, together with funds available from our credit agreement, are sufficient to meet our expected operating and capital expenditure requirements.

Our Program is Responsive to Stockholder Feedback and Aligned with Best Practices
Our Compensation Committee, with the assistance of Steven Hall & Partners, a nationally recognized independent compensation consultancy, has worked hard to ensure that our compensation and corporate governance programs support our short and long-term strategic objectives, are responsive to concerns raised by our stockholders and are reflective of best practices.
We have been responsive to prior feedback from our stockholders and stockholder advisory firms.
Where possible, we have modified the design of our executive compensation program so that it conforms with broadly accepted best practices and is responsive to the views of our shareholders. Today our program:
•
Is strongly aligned with corporate performance. The substantial majority of the total compensation opportunity for our executive officers is incentive-based and can be earned only upon the achievement of corporate and, for certain of our Named Executive Officers, individual performance objectives. Incentive-based compensation (annual bonus incentive and long-term equity incentive) constituted 94.1% of the compensation paid to Morris Goldfarb and 95.3% of the compensation paid to Sammy Aaron in the fiscal year ended January 31, 2016;

•
Incorporates increased pre-tax income performance thresholds which must be met prior to payment of an annual cash incentive award to Morris Goldfarb and Sammy Aaron and includes an annual cap on the amounts which they can earn pursuant to their annual incentive awards; and

•
Requires achievement of two separate performance metrics in order to earn our performance-based long-term equity incentive awards.

We also have in place a number of corporate governance programs that demonstrate our commitment to our stockholders:
•
An Executive Incentive Compensation Recoupment Policy, or “clawback policy,” for executive officers;

•
An Anti-Hedging and Anti-Pledging Policy;

•
Stock Ownership Guidelines for executive officers and directors; and

•
An explicit prohibition of repricing options and SARs.

Our Pay Program is Aligned with Stockholder Performance
Our compensation program is designed to ensure that the interests of our executive officers are aligned with those of our stockholders and, accordingly, the substantial majority of compensation paid to our executive officers each year is based solely on the achievement of performance which we believe enhances the value of our stock. Our compensation program is designed to enhance stockholder value in the following ways:
•
The substantial majority of compensation paid to our executives is variable and aligned with the short and long-term performance of G-III;

•
Our annual incentive compensation structure is oriented towards bottom-line results, fosters an entrepreneurial environment and empowers management with the flexibility to quickly make decisions which are responsive to ever-changing market conditions, a hallmark of our business;

•
Our long-term incentive program aligns the interests of executive officers with those of our stockholders through the use of performance-vested restricted shares that are earned only upon the achievement of two separate performance metrics and satisfaction of time-vesting conditions; and

•
We offer a competitive compensation program which enables us to attract and retain highly qualified managerial and executive talent necessary to achieve our objectives.

Over the last 15 years, we have delivered significant returns to our stockholders.
We have delivered exceptional returns to our stockholders over the past fifteen years. During this period from February 1, 2001 through January 31, 2016, our stock price has increased 2,037%, significantly out-performing the 44% increase in the S&P 500 and the 345% increase in the S&P Textiles, Apparel & Luxury Goods Industry Index over the same period.

Under the leadership of Morris Goldfarb, our Chairman, Chief Executive Officer and President, and a dedicated team of other executive officers, G-III has delivered consistently high performance in total stockholder return and growth in revenues, net income and market capitalization, demonstrating both our long-term orientation as well as our commitment to delivering top tier long-term results to stockholders, particularly with respect to total stockholder return.

TSR & Select Growth Measures - 1, 5, 10 & 15 Years
G-III vs. Pay & Practice Peers*
TSR as of 1/31/2016
Revenue Growth
Net Income Growth
Mkt Cap Growth
Percentile Rank
100th
90th
80th
70th
60th
50th
40th
30th
20th
10th
75th Percentile
Median
1 Yr.
5 Yr.
10 Yr.
15 Yr.
G-III vs. Pay & Practice Peers*

*
Pay Peers include: Carter’s Inc.; Columbia Sportswear Co.; Crocs, Inc.; Deckers Outdoor Corp.; Kate Spade & Co; Lululemon Athletica, Inc.; Oxford Industries, Inc.; Perry Ellis International, Inc.; Skechers USA, Inc.; Steven Madden, Ltd.; Under Armour, Inc.; and Wolverine World Wide, Inc. Practice Peers include: Guess?, Inc.; PVH Corp.; Ralph Lauren Corp.; and VF Corp. This analysis excludes pay and practice peers that have been acquired.

Note: All financial numbers sourced from Bloomberg to ensure comparability with peers. In instances where a peer company’s historical data is not available, the peer company is excluded from the comparison. Net income for fiscal 2015 included Other income from non-operating items in the amount of $9.6 million, net of taxes. Excluding this Other income in fiscal 2015, G-III’s one-year net income growth would have been in the 60th percentile.
During Fiscal 2016, we delivered strong financial results and significant returns to our stockholders.
Business highlights include:
•
We grew sales by 10.7% to $2.34 billion, a record for us;

•
We increased net income to $114.3 million, up 3.6% from the prior year, a record for us;

•
We increased operating income by 11.9% to $184.5 million, also a record for us;

•
We acquired a 49% interest in a joint venture that holds brand rights to the Karl Lagerfeld trademarks for consumer products (with certain exceptions) and apparel in the United States, Canada and Mexico. We are also the first licensee of the joint venture, having been granted a license for women’s apparel, women’s handbags, women’s shoes, and men’s outerwear; and

•
We expanded our relationship with Tommy Hilfiger through a new license agreement for Tommy Hilfiger womenswear in the United States and Canada, which includes women’s sportswear, suit separates, performance and denim. These categories are in addition to our existing licenses for Tommy Hilfiger dresses, men’s and women’s outerwear and luggage. We believe Tommy Hilfiger is an iconic American brand. We intend to leverage our market expertise to help build sales of Tommy Hilfiger women’s apparel.

How Fiscal 2016 Performance Impacted Chief Executive Officer Compensation
Granted Versus Realized Pay in Fiscal 2016 — Our Pay For Performance Philosophy in Action
Because our long-term incentive compensation is based on the achievement of two separate pre-determined performance metrics, as well as satisfaction of time-vesting periods, executives have not yet realized any value from the awards made in fiscal 2015 or 2016.

Fiscal 2016 Compensation
Granted vs. Realized
$17,000,000
$16,000,000
$15,000,000
$14,000,000
$13,000,000
$12,000,000
$11,000,000
$10,000,000
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
Granted
Realized
Goldfarb, M.
Granted
Realized
Nackman, N.S.
Granted
Realized
Aaron, S.
Granted
Realized
Miller, W.S.
Base Salary
Annual Incentive
Long Term Incentive

Based on the information in this “Proxy Summary, “ as well as the more detailed information contained in “Compensation Discussion and Analysis,” our Board and our Compensation Committee strongly believe that our stockholders should vote “FOR” Proposal No. 2 — Advisory Vote on Compensation of our Named Executive Officers, commonly known as the “say on pay” proposal.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
CERTAIN STOCKHOLDERS AND MANAGEMENT
The following table sets forth information as of March 2, 2016 (except as otherwise noted in the footnotes) regarding the beneficial ownership of our Common Stock of: (i) each director; (ii) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (iii) each executive officer named in the Fiscal 2016 Summary Compensation Table; and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. The percentage of ownership is based on 45,544,967 (excludes treasury shares) shares of Common Stock outstanding as of March 2, 2016 (except as otherwise noted in the footnotes). Unless otherwise indicated in the table below, each beneficial owner has an address in care of our principal executive offices at 512 Seventh Avenue, New York, New York 10018. All share amounts in this table have been adjusted to reflect the two-for-one stock split that was effective on May 1, 2015.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock
Morris Goldfarb	3,836,694(1)	8.4%
Sammy Aaron	70,904(2)	*
Thomas J. Brosig	6,304(3)	*
Alan Feller	9,628(4)	*
Jeffrey Goldfarb	278,069(5)	*
Jeanette Nostra	8,786(6)	*
Laura Pomerantz	33,204(7)	*
Allen Sirkin	4,004(8)	*
Willem van Bokhorst Johan van Walbeeckplein 11 Curaçao	60,204(9)	*
Cheryl Vitali	10,984(10)
Richard White	49,026(11)
FMR LLC(12) 245 Summer Street Boston, MA 02210	6,633,343	14.6%
BlackRock, Inc.(13) 55 East 52nd Street New York, NY 10055	3,824,286	8.4%
The Vanguard Group(14) 100 Vanguard Blvd. Malvern, PA 19355	3,092,437	6.8%
Wayne S. Miller	10,000(15)	*
Neal S. Nackman	7,918(16)	*
All directors and executive officers as a group (13 persons)	4,385,725(17)	9.6%

*
Less than one percent

(1)
Includes (i) 166,750 shares of Common Stock held by Goldfarb Family Partners, L.L.C., of which Mr. Goldfarb is the sole Manager; (ii) 92,802 shares of Common Stock owned by The Morris and Arlene Goldfarb Family Foundation, Inc., of which Mr. Goldfarb is the President and Treasurer; (iii) 882,600 shares of Common Stock held by Morris and Arlene Goldfarb, as joint tenants; (iv) 29,666 shares of Common Stock owned by Arlene Goldfarb, Mr. Goldfarb’s wife; (v) 200,000 Common Shares held by The Morris Goldfarb 2012 Delaware Trust (Mr. Goldfarb serves as a member of the Trust Committee of the Trust which directs the Trustee’s decisions as to voting and disposition of the Common Shares held in the Trust); (vi) 200,000 shares held by The Arlene Goldfarb 2012 Delaware Trust (Arlene Goldfarb, Mr. Goldfarb’s wife, serves as a member of the Trust Committee of the Trust, which directs the Trustee’s decisions as to voting and disposition of the shares held in the Trust); (vii) 100,000 shares of Common Stock held by Morris Goldfarb 2015 GRAT LF dated May 5, 2015; (viii) 100,000 shares of Common Stock held by Morris Goldfarb 2015 GRAT JG dated May 5, 2015; (ix) 500,000 shares of Common Stock held by Morris Goldfarb 2015 GRAT LG II dated August 12, 2015 and (x) 500,000 shares of Common Stock held by Morris Goldfarb 2015 GRAT JG II dated August 12, 2015. In addition to the shares listed in the table, Mr. Goldfarb has the right to receive an aggregate of 426,936 shares pursuant to restricted stock unit (“RSU”) awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting period. Mr. Goldfarb also has the right to receive an aggregate of 103,287 shares of Common Stock pursuant to RSU awards, subject to both performance conditions and required time vesting periods.
(2)
In addition to the shares listed in the table, Mr. Aaron has the right to receive an aggregate of 398,026 shares pursuant to RSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods. Mr. Aaron also has the right to receive an aggregate of 79,451 shares pursuant to RSU awards, subject to both performance conditions and required time vesting periods.

(3)
Includes 2,400 shares of Common Stock which may be acquired upon the exercise of options that have vested. In addition to the shares listed in the table, Mr. Brosig has the right to receive an aggregate of 7,831 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(4)
In addition to the shares listed in the table, Mr. Feller has the right to receive an aggregate of 7,831 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(5)
Includes (i) 27,583 shares of Common Stock held by Jeffrey and Stacey Goldfarb, Mr. Goldfarb’s wife, as joint tenants; (ii) 24,896 shares of Common Stock owned by the Amanda Julie Goldfarb Trust 2007 of which Mr. Goldfarb and his wife are co-trustees; and (iii) 2,200 shares of Common Stock owned by the Ryan Gabriel Goldfarb Trust 2009 of which Mr. Goldfarb and his wife are co-trustees. In addition to the shares listed in the table, Mr. Goldfarb has the right to receive an aggregate of 99,598 shares pursuant to RSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods. Mr. Goldfarb also has the right to receive an aggregate of 26,483 shares pursuant to RSU awards, subject to both performance conditions and required time vesting periods.

(6)
In addition to the shares listed in the table, Ms. Nostra has the right to receive an aggregate of 16,550 shares pursuant to RSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods.

(7)
Includes 25,200 shares of Common Stock which may be acquired upon the exercise of options that have vested. In addition to the shares listed in the table, Ms. Pomerantz has the right to receive an aggregate of 7,831 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(8)
In addition to the shares listed in the table, Mr. Sirkin has the right to receive an aggregate of 7,831 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(9)
Includes 24,000 shares of Common Stock which may be acquired upon the exercise of options that have vested. In addition to the shares listed in the table, Mr. van Bokhorst has the right to receive an aggregate of 7,831 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(10)
In addition to the shares listed in the table, Ms. Vitali has the right to receive an aggregate of 8,231 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(11)
Includes 15,600 shares of Common Stock which may be acquired upon the exercise of options that have vested. In addition to the shares listed in the table, Mr. White has the right to receive an aggregate of 10,546 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(12)
Information is derived from the Schedule 13G/A filed by FMR LLC (“FMR”) and Abigail P. Johnson with the Securities and Exchange Commission on February 12, 2016. FMR is a parent holding company in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(G) and has sole voting power with respect to 30,184 of such shares, sole dispositive power with respect to 6,633,343 of such shares.

(13)
Information is derived from the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission on January 26, 2016. BlackRock is a parent holding company or control person in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(G) and has sole voting power with respect to 3,735,210 of such shares and sole dispositive power with respect to 3,824,286 of such shares.

(14)
Information is derived from the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the Securities and Exchange Commission on February 10, 2016. Vanguard is an investment adviser in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(E) and has sole voting power with respect to 87,522 of such shares, shared voting power with respect to 2,400 of such shares, sole dispositive power with respect to 3,004,715 of such shares and shared dispositive power with respect to 87,722 of such shares.

(15)
In addition to the shares listed in the table, Mr. Miller has the right to receive an aggregate of 211,698 shares pursuant to RSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods. Mr. Miller also has the right to receive an aggregate of 52,967 shares pursuant to RSU awards, subject to both performance conditions and required time vesting periods.

(16)
In addition to the shares listed in the table, Mr. Nackman has the right to receive an aggregate of 40,840 shares pursuant to RSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods. Mr. Nackman also has the right to receive an aggregate of 10,593 shares pursuant to RSU awards, subject to both performance conditions and required time vesting periods.

(17)
Includes 67,200 shares of Common Stock which may be acquired within 60 days of March 1, 2015 upon the exercise of options. In addition to the shares listed in the table, all directors and officers as a group have the right to receive an aggregate of 1,251,580 shares pursuant to RSU awards for which any performance conditions have been satisfied, subject to the satisfaction of required time vesting periods.

Section 16(a) Beneficial Ownership Reporting Compliance
To our knowledge, our directors, officers and beneficial owners of more than ten percent of our Common Stock were in compliance with the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during fiscal 2016.

CORPORATE GOVERNANCE
The Board of Directors has determined that Thomas Brosig, Alan Feller, Laura Pomerantz, Allen Sirkin, Willem van Bokhorst, Cheryl Vitali and Richard White are independent directors. The independent directors constitute a majority of the Board of Directors. In making its determination regarding the independence of the directors, the Board relied upon information provided by each of the directors and noted that each independent director meets the standards for independence set out in NASDAQ Listing Rule 5605(a)(2) and under the applicable rules and regulations of the Securities and Exchange Commission, and that there is no material business relationship between G-III and any independent director, including any business entity with which any independent director is affiliated.
The Board of Directors held five meetings during the fiscal year ended January 31, 2016. In addition, the Board of Directors acted by unanimous consent once during the fiscal year ended January 31, 2016. During the fiscal year ended January 31, 2016, each director attended all meetings of the Board of Directors and meetings of committees of the Board on which he or she served during the time period in which he or she served. We do not have a formal policy regarding attendance by members of the Board of Directors at annual stockholders meetings. Six of our eleven directors attended the 2015 Annual Meeting of Stockholders.
Our Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of our Audit, Compensation and Nominating and Corporate Governance Committees has been determined by the Board of Directors to be “independent” within the meaning of NASDAQ Listing Rule 5605(a)(2). Each member of the Audit Committee is “independent” within the meaning of NASDAQ Listing Rule 5605(c)(2)(A) and under the applicable rules and regulations of the Securities and Exchange Commission regarding the independence of audit committee members. Each member of the Compensation Committee is “independent” within the meaning of NASDAQ Listing Rule 5605(d)(2)(A).
Audit Committee
The Audit Committee, composed of Alan Feller, Willem van Bokhorst and Richard White, is responsible for, among other things, assisting the Board in monitoring (i) the integrity of our financial statements, (ii) the qualifications and independence of our independent auditors, (iii) the performance of our internal audit function and independent auditors, and (iv) the compliance by us with legal and regulatory requirements. Mr. Feller is the Chairman of the Audit Committee. The Board has determined that each of Messrs. Feller and White is an audit committee financial expert as such term is defined in the rules of the Securities and Exchange Commission. The Audit Committee met eight times during the fiscal year ended January 31, 2016. A copy of the Audit Committee’s charter is available in the “Investor Relations” section of our website at http://www.giii.com.
Compensation Committee
The Compensation Committee discharges the responsibilities of the Board relating to compensation of G-III’s directors and executive officers. The Committee has overall responsibility for approving and evaluating director and executive officer compensation plans, policies and programs of G-III, including establishing and monitoring the basic philosophy and policies governing the compensation of G-III’s directors and officers. The Compensation Committee, composed of Laura Pomerantz, Allen Sirkin, Willem van Bokhorst and Richard White, is responsible for reviewing and discussing with management, and recommending to the Board the inclusion of, the Compensation Discussion and Analysis in our annual Proxy Statement. Mr. White is the Chairman of the Compensation Committee.
Specific duties and responsibilities of the Committee include, but are not limited to: (i) reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers and evaluating their performance in light of those corporate goals and objectives; (ii) recommending the compensation of our executive officers, giving consideration to the results of our most recent “say-on-pay” vote; (iii) reviewing and recommending adoption, amendment and termination of employment agreements and severance arrangements or plans for our executive officers; (iv) reviewing and recommending changes to director compensation; (v) reviewing and recommending adoption, amendment and termination of incentive compensation plans, equity-based plans and other compensation and benefit plans for directors or officers, giving consideration to the results of our most recent “say-on-pay” vote in considering plans for executive officers; (vi) administering G-III’s stock-based compensation, incentive and benefit plans; and (vii) administering, interpreting and carrying out our Stock Ownership Guidelines for directors and executive officers and Executive Incentive Compensation Recoupment Policy for executive officers.
The Compensation Committee also may form and delegate authority to any subcommittee comprised solely of its members who are independent so long as such formation and delegation are in compliance with applicable law and the NASDAQ Listing Rules.
The Compensation Committee met four times and acted by unanimous consent four times during the year ended January 31, 2016. A copy of the Compensation Committee’s charter is available in the “Investor Relations” section of our website at http://www.giii.com.
Compensation Committee Interlocks and Insider Participation
During the year ended January 31, 2016, Laura Pomerantz, Allen Sirkin, Willem van Bokhorst and Richard White served on our Compensation Committee. None of the members of the Compensation Committee (i) has ever been an officer or employee of ours or (ii) had any relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers have served on the board or compensation committee (or other committee serving as equivalent function) of any other entity, where an executive officer of the other entity served on our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee and Nominations Process
The Nominating and Corporate Governance Committee, composed of Thomas Brosig, Cheryl Vitali and Richard White, (a) assists the Board in its selection of individuals (i) as nominees for election to the Board at G-III’s next annual meeting of the stockholders or (ii) to fill any vacancies or newly created directorships on the Board and (b) developing and maintaining G-III’s corporate governance policies, and any related matters required by the federal securities laws. Mr. Brosig is the Chairman of the Nominating and Corporate Governance Committee. The Committee met twice during the fiscal year ended January 31, 2016. The Nominating and Corporate Governance Committee met to review the performance and the experience, qualifications, attributes and skills of the members of the Board and recommended to our Board the persons to be nominated for election as directors at the Annual Meeting. A copy of the Nominating and Corporate Governance Committee’s charter is available in the “Investor Relations” section of our website at http://www.giii.com.
It is the policy of the Nominating and Corporate Governance Committee to consider candidates for Board membership suggested by Nominating and Corporate Governance Committee members and other Board members, management, our stockholders, third-party search firms and any other appropriate sources. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Secretary of G-III, c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018. Recommendations must be received by March 20, 2017 to be considered for the 2017 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our Common Stock beneficially owned by the recommending stockholder, a statement that the recommended nominee has expressed his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination.
In evaluating candidates, the Nominating and Corporate Governance Committee considers the following criteria: personal integrity, sound business judgment, business and professional skills and experience, independence (as that term is defined under the rules of the Securities and Exchange Commission and the NASDAQ Listing Rules), the requirement to maintain a Board that is composed of a majority of independent directors, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the Nominating and Corporate Governance Committee may focus on persons possessing a particular background, experience or qualifications which the Committee believes would be important to enhance the effectiveness of the Board.
The Nominating and Corporate Governance Committee does not have a formal policy with respect to considering diversity in identifying director nominees. The Board and the Nominating and Corporate Governance Committee believe it is important that the Board members represent diverse viewpoints and a variety of skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business. The evaluation process for stockholder recommendations is the same as for candidates recommended from any other source. The needs of the Board and the factors that the Nominating and Corporate Governance Committee consider in evaluating candidates are reassessed on an annual basis, when the committee’s charter is reviewed.
Stockholder Communications
The Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Board or such director c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018, Attn: Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of our Common Stock beneficially owned by the stockholder. The Board will give appropriate attention to written communications on issues that are submitted by stockholders and will respond as appropriate. Absent unusual circumstances, the Secretary of G-III will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, the Lead Independent Director (who serves as a non-management resource for stockholders seeking to communicate with our Board) or the director to whom such communication is addressed, as the Secretary considers appropriate. Each stockholder communication will be forwarded to all directors, the Lead Independent Director or the director to whom it is addressed, if it relates to a substantive matter and includes suggestions or comments that the Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we may receive repetitive or duplicative communications.
Additionally, G-III’s by-laws set forth “advance notice” requirements for stockholders’ meetings consistent with the purpose of establishing an orderly process for stockholders seeking to nominate directors or propose business at stockholder meetings. The advance notice provisions in the by-laws require stockholders to deliver notice to G-III of their intention to make director nominations or bring other business before the meeting not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if the meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting. The advance notice provisions of the by-laws prescribe information that the stockholder’s notice must contain, both as to itself and its proposed director nominee, if the stockholder wishes to nominate a candidate for the annual meeting director election, prescribe information that the stockholder’s notice must contain if the stockholder wishes to bring business other than a director nomination before the annual meeting, and set forth rules and procedures relating to special meetings of stockholders.
Risk Oversight
The risk oversight function of our Board of Directors is carried out by both the Board and the Audit Committee. The Audit Committee meets periodically with management and our internal audit department to discuss our major financial and operating risks and the steps, guidelines and policies management and our internal audit team have taken to monitor and control exposures to risk, including G-III’s risk assessment and risk management policies. Matters of strategic risk are considered by the Board as a whole. In addition, our internal disclosure committee reviews with management the “risk factors” that appear in our Annual Report on Form 10-K prior to its filing with the SEC, as well as prior to the filing of our Quarterly Reports on Form 10-Q.

The Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board continually works, with input from our executive officers, to assess and analyze the most likely areas of future risk for us and our business.
Leadership Structure of the Board
The Board of Directors believes that Morris Goldfarb’s service in the dual roles of Chairman of the Board and Chief Executive Officer and President is in our best interest, as well as the best interest of our stockholders. Mr. Goldfarb is the director most familiar with our business and industry and possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business. Thus, he is in the best position to develop agendas and plans that ensure that the Board’s time and attention are focused on the most critical matters. We believe that Mr. Goldfarb is viewed by our customers, suppliers, business partners, investors and other stakeholders as providing strong leadership for our company in the marketplace and in our industry. This approach is often utilized by other public companies in the United States and we believe it has been effective for our company as well.
Although the Board believes that the combination of the Chairman of the Board and Chief Executive Officer roles is appropriate for us in the current circumstances, our Board does not have a specific policy as to whether or not these roles should be combined or separated.
In order to promote independent leadership on our Board and help ensure that the Board operates in a cohesive manner, the Board has established the position of Lead Independent Director and elected Richard White as the Lead Independent Director. The responsibilities of the Lead Independent Director include: (i) advising the Chairman of the Board on Board meeting agendas and materials sent to the Board; (ii) serving as a liaison between non-management directors and the Chairman of the Board; (iii) calling and presiding over executive sessions of the non-management directors; (iv) presiding over Board meetings in the absence of the Chairman of the Board; (v) serving as a non-management resource for stockholders and other external constituencies seeking to communicate with our Board; (vi) oversight of the Board’s annual assessment of the performance of our Chairman, Chief Executive Officer and President; and (vii) oversight of the Board’s annual self-assessment of its own performance, along with the Chairman of the Nominating and Corporate Governance Committee.
Additional Corporate Governance Policies
We also maintain the following corporate governance policies:
Code of Ethics and Whistleblower Policy
All of our employees and employees of our subsidiaries (“Company Personnel”), officers and directors must adhere to our Code of Ethics. It codifies those standards that we believe are reasonably designed to deter wrong-doing and to promote, among other things, adherence to the following principles: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by G-III; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of the Code of Ethics; and (v) accountability for adherence to the Code of Ethics. The Whistleblower Policy protects all of our Company Personnel, officers and directors if they raise concerns regarding G-III, such as concerns regarding incorrect financial reporting including questionable accounting, internal controls or auditing matters; unlawful activities; activities that are not in line with G-III policies, including the Code of Ethics; or activities which otherwise amount to serious improper conduct. A copy of each of the Code of Ethics and Whistleblower Policy is available in the “Investor Relations” section of our website at http://www.giii.com.
Insider Trading, Hedging and Pledging Policy
The Insider Trading, Hedging and Pledging Policy applies to all of our Company Personnel, directors and officers, and prohibits trading or causing trading of our securities while the applicable person is in possession of material non-public information. The Insider Trading, Hedging and Pledging Policy prohibits directors, executive officers and other Company Personnel specified by us, from time, to time from trading in G-III securities during our established blackout periods, except (i) pursuant to Board-approved written trading plans adopted in accordance with Rule 10b5-1 under the Exchange Act, at least 30 days prior to any trade, (ii) stock option exercises for cash with no associated open market transaction and (iii) the surrender of shares to us or the retention and withholding of shares by us in satisfaction of tax withholding obligations with respect to stock-settled incentive compensation awards with no associated open market transaction. The Insider Trading, Hedging and Pledging Policy also prohibits Company Personnel from entering into hedging transactions with respect to our securities, pledging our securities as collateral for a loan or holding our securities in a margin account. The Board may, in limited circumstances, permit a share pledge by a director or executive officer after giving consideration to the number of shares to be pledged as a percentage of his or her total shares held and G-III’s total shares outstanding. In fiscal 2016, the Board granted such an exception to Morris Goldfarb, permitting him to pledge up to 400,000 shares from time to time. Mr. Goldfarb has not pledged any of his shares. For additional information with respect to this exception, please see “— Other Compensation and Governance Programs, Policies and Considerations — Anti Pledging Policy” under “Compensation Discussion and Analysis” in this Proxy Statement. A copy of the Insider Trading, Hedging and Pledging Policy is available in the “Investor Relations” section of our website at http://www.giii.com.
Stock Ownership Guidelines
The Stock Ownership Guidelines require that (i) our Chief Executive Officer retain G-III shares valued at six times his annual base salary; (ii) our Vice Chairman retain G-III shares valued at two times his annual base salary; (iii) our other executive officers and our directors who are also employed by us retain G-III shares valued at one time their respective annual base salaries; and (iv) each of our non-employee directors retain G-III shares valued at five times his or her annual cash retainer. Until these share ownership levels are achieved, our executive officers and directors are required to retain 50% of any net, after-tax, shares received upon exercise or vesting of our equity grants. A copy of the Stock Ownership Guidelines is available in the “Investor Relations” section of our website at http://www.giii.com.
Executive Compensation Recoupment Policy
Pursuant to the Executive Compensation Recoupment Policy, or “Clawback Policy,” in the event that we are required to restate our financial statements for any financial year commencing with the fiscal year ended January 31, 2014, other than as a result of a change in generally accepted accounting principles or their interpretation, the Compensation Committee may, in its discretion, recoup incentive compensation paid to individuals who were executive officers within one year prior to the restatement. The incentive compensation subject to recoupment will consist of performance-based bonuses (including bonuses paid pursuant to employment agreements) and long-term incentive awards or equity grants, to the extent that such bonuses, awards or grants were predicated upon achievement of financial results that are subsequently restated. A copy of the Executive Compensation Recoupment Policy is available in the “Investor Relations” section of our website at http://www.giii.com.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion describes how we use different elements of compensation to achieve the objectives of our executive compensation program and how we determined the amounts of each component of compensation paid to our named executive officers for the fiscal year ended January 31, 2016. (Reference to fiscal years in this Proxy Statement refers to the year ended January 31 of that year.) This information should be reviewed in conjunction with the data and associated narrative provided in the Fiscal 2016 Summary Compensation Table, Fiscal 2016 Grants of Plan-Based Awards Table and other tables that follow. For fiscal 2016, the following individuals were our Named Executive Officers:
•
Morris Goldfarb, Chairman of the Board, Chief Executive Officer and President;

•
Neal S. Nackman, Chief Financial Officer and Treasurer;

•
Sammy Aaron, Vice Chairman; and

•
Wayne S. Miller, Chief Operating Officer and Secretary.

When discussing performance metrics for cash bonus awards, we make reference to our income before income taxes (pre-tax income). Unless otherwise defined, pre-tax income means the net income of G-III and its subsidiaries, as reported in the consolidated financial statements of G-III audited by G-III’s independent registered public accounting firm, plus the sum of  (i) the income taxes set forth in such financial statements and (ii) the amount of bonuses payable to our Named Executive Officers, provided that pre-tax income shall be determined without regard to any extraordinary item, as such term is used in generally accepted accounting principles.
Our Performance
Our Long-Term Performance
We have delivered exceptional returns to our stockholders over the past fifteen years. During this period from February 1, 2001 through January 31, 2016, our stock price has increased 2,037%, significantly out-performing the 44% increase in the S&P 500 and the 345% increase in the S&P Textiles, Apparel & Luxury Goods Industry Index over the same period.

Over this same 15 year period, under the leadership of Morris Goldfarb, our Chairman, Chief Executive Officer and President, and a dedicated team of executive officers, G-III has delivered consistently high performance in total stockholder return and growth in revenues, net income, and market capitalization when compared to our competitors, demonstrating both our long-term orientation as well as our commitment to delivering top tier long-term results to stockholders, particularly with respect to total stockholder return.

*
Pay Peers include: Carter’s Inc.; Columbia Sportswear Co.; Crocs, Inc.; Deckers Outdoor Corp.; Kate Spade & Co.; Lululemon Athletica, Inc.; Oxford Industries, Inc.; Perry Ellis International, Inc.; Skechers USA, Inc.; Steven Madden, Ltd.; Under Armour, Inc.; and Wolverine World Wide, Inc. Practice Peers include: Guess?, Inc.; PVH Corp.; Ralph Lauren Corp.; and VF Corp. This analysis excludes pay and practice peers that have been acquired.

Note: All financial numbers sourced from Bloomberg to ensure comparability with peers. In instances where a peer company’s historical data is not available, the peer company is excluded from the comparison. Net income for fiscal 2015 included Other income from non-operating items in the amount of $9.6 million, net of taxes. Excluding this Other income in fiscal 2015, G-III’s one-year net income growth would have been in the 60th percentile.
Fiscal 2016 Business Highlights
In fiscal 2016, we again delivered strong financial results. Business highlights included:
•
We grew sales by 10.7% to $2.34 billion, a record for us;

•
We increased net income to $114.3 million, up 3.6% from the prior year, a record for us;

•
We increased operating income by 11.9% to $184.5 million, also a record for us;

•
We acquired a 49% interest in a joint venture that holds brand rights to the Karl Lagerfeld trademarks for consumer products (with certain exceptions) and apparel in the United States, Canada and Mexico. We are also the first licensee of the joint venture, having been granted a license for women’s apparel, women’s handbags, women’s shoes, and men’s outerwear; and

•
We expanded our relationship with Tommy Hilfiger through a new license agreement for Tommy Hilfiger womenswear in the United States and Canada, which includes women’s sportswear, suit separates, performance and denim. These categories are in addition to our existing licenses for Tommy Hilfiger dresses, men’s and women’s outerwear and luggage. We believe Tommy Hilfiger is an iconic American brand. We intend to leverage our market expertise to help build sales of Tommy Hilfiger women’s apparel.

How Pay is Tied to Company Performance
Our Compensation Philosophy
Our compensation program is designed to enhance stockholder value in the following ways:
•
The majority of compensation paid to our executives is variable and aligned with the short and long-term performance of G-III;

•
Our annual incentive compensation structure is oriented towards bottom-line results, fosters an entrepreneurial environment and empowers management with the flexibility to quickly make decisions that are responsive to ever-changing market conditions, a hallmark of our business;

•
Our long-term incentive program aligns the interests of executive officers with those of our stockholders through the use of performance-vested restricted shares that are earned upon the achievement of two separate performance metrics and satisfaction of time-vesting conditions; and

•
We offer a competitive compensation program that enables us to attract and retain the highly qualified managerial and executive talent necessary to achieve our objectives.

How Our Business Impacts Our Compensation Program Design
We operate in a highly volatile and competitive industry, and our compensation program is designed to support and reward the behaviors that result in the best returns for our stockholders.
Key Business Conditions	Structure of Our Compensation Program
Our business is volatile and impacted by fashion trends and weather conditions that can be difficult to predict at the outset of a performance period. The design, production and marketing of apparel require long lead times that must be successfully managed by our executive team.
•
We have a strong performance-oriented culture, designed to motivate executives to make strategic decisions and execute these objectives in a manner that drives performance.

•
Our annual incentive program is oriented towards bottom-line results, rather than interim performance metrics, so as to empower our executives with the flexibility to quickly make decisions that are responsive to ever-changing market conditions.

•
Our long-term incentive program is designed to pay out only upon the achievement of two separate performance hurdles and satisfaction of time-vesting conditions, ensuring that our executives do not make short-term decisions that are detrimental to the long-term interests of our stockholders.

Key Business Conditions	Structure of Our Compensation Program
Strong relationships with our customers and suppliers are essential, since both can serve as competitors. The personal relationships maintained by our Chairman, Chief Executive Officer and President and our other executive officers are critical to the successful execution of our business.	We have an employment contract with our Chairman, Chief Executive Officer and President, which secures his services until January 31, 2019.
Preserving long-term relationships with customers can result in business decisions (such as accepting returns of unsold items) that may be detrimental to G-III in the short-term.	Our compensation program has a mix of short and long-term performance elements, and is focused on metrics such as pre-tax income or net income per share and stock price that allow our executives to balance short-term considerations with the long-term interests of our stockholders.
Our lack of significant pricing leverage due to labor and raw material constraints drive focus on execution to ensure profitability.	By focusing our short-term incentive program on pre-tax income, we empower our executives to make decisions over the course of the year, which serve the best interests of our stockholders.
Many of our competitors are private, and offer competitive compensation packages that are entirely cash-based.	While we provide meaningful annual compensation opportunities that are paid in cash, we also recognize the importance of long-term incentive compensation, particularly with respect to the benefits it provides in terms of alignment with stockholder interests and employee retention, and provide meaningful performance-vested long-term incentive compensation opportunities to our executive management.
Our Compensation Program Is Reflective of Best Practices
Our compensation program incorporates the following compensation governance practices that we believe are beneficial to our stockholders:
•
We pay for performance.   The substantial majority of the total compensation opportunity for our executive officers is incentive-based and can be earned only upon the achievement of corporate and, for certain of our Named Executive Officers, individual performance objectives.

•
We establish performance goals on a short and long-term basis.   Our incentive compensation is earned over several different and overlapping short and long-term performance periods, ensuring that performance during any one period is not maximized at the expense of other performance periods.

•
We have stock ownership guidelines for our executive officers and directors.   Until these guidelines are achieved, executive officers and directors are required to hold 50% of net, after tax, shares received upon exercise or vesting of our equity grants. An exception may be granted, in certain limited instances, at the discretion of our Compensation Committee; no such exception was granted in fiscal 2016.

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We have a policy prohibiting our directors and all employees, including our executives, from hedging our shares.   None of our executives has hedged any of our shares.

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We have a policy prohibiting our directors and all employees, including our executives, from pledging our shares.   An exception may be granted, in certain limited instances, at the discretion of our Board of Directors. In fiscal 2016, the Board granted such an exception to Morris Goldfarb, permitting him to pledge up to 400,000 shares from time to time. Mr. Goldfarb has not pledged any of his shares. For additional information with respect to this exception, please see “— Other Compensation and Governance Programs, Policies and Considerations — Anti Pledging Policy” in this Proxy Statement.

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Our incentive compensation awards are subject to clawback.   For any fiscal year commencing with fiscal 2014, the Compensation Committee may recoup incentive compensation paid to executive officers predicated at least in part upon the achievement of financial results which are subsequently restated.

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We do not provide tax gross-ups for any reason.

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We do not provide aggressive change in control benefits.

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Our compensation program mitigates undue risk.   Our Compensation Committee incorporates considerations of risk into its deliberations of our executive compensation program. The Committee believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G-III.

What We Pay and Why — Elements of Our Compensation Program
Our Pay Mix is Heavily Weighted Towards Incentive-Based Compensation
Our compensation program is comprised of three elements: base salary, annual incentives and long-term incentives. We weight incentive compensation more heavily than fixed compensation to motivate our executives to achieve results that will enhance stockholder value over the long-term. We balance short-term and long-term incentive pay so that our executives are rewarded for both financial and stock price performance, and to balance competitive pressures to deliver cash-based compensation with our belief that equity compensation is essential to align the interests of our executives with those of our stockholders and provides meaningful incentives for our executives to remain with G-III. The following charts illustrate the percentage of compensation for our Chief Executive Officer and our other Named Executive Officers with respect to fiscal 2016 represented by base salary, annual incentives and long-term incentives.
Base Salary
Base salaries provide a competitive rate of fixed pay and help us to attract and retain executives needed to manage our business for the benefit of our stockholders. The Compensation Committee determines base salaries following a consideration of the factors listed below:
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Breadth, scope and complexity of the role;

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Skills and experience required for the role;

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Tenure in position;

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Individual performance; and

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Competitive labor market for the position.

We make periodic adjustments to base salaries to reflect:
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Merit increases in instances where individual performance, responsibilities and experience warrant such an adjustment;

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Promotions or significant changes in the scope of the position; and

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Market adjustments to reflect the competitive labor market.

With the exceptions of adjustments to the salary of our Chairman, Chief Executive Officer and President, salary adjustments are usually considered at the suggestion of our Chairman, Chief Executive Officer and President, and are subject to the discretion of the Compensation Committee.
No adjustments to the base salaries of our Named Executive Officers were made in fiscal 2016.
Annual Incentives
Our annual incentive program is designed to reward annual performance, which we believe contributes to the long-term performance of G-III and the enhancement of stockholder value.
Annual incentive arrangements for Messrs. Goldfarb and Aaron are governed by their respective employment contracts. These annual incentive awards are structured to recognize the unique roles held by Messrs. Goldfarb and Aaron in the overall management of our business and the design and execution of our corporate strategy. Additionally, these awards are intended to foster an entrepreneurial environment in which these individuals are incentivized and rewarded to maximize pre-tax income, which the Compensation Committee believes is an important driver of stock price appreciation. The Compensation Committee believes that incentivizing Messrs. Goldfarb and Aaron in the same manner encourages them to operate as a team and promotes a shared focus in the successful operation of our business. While these arrangements are contractually obligated, both Messrs. Goldfarb and Aaron have voluntarily agreed to modifications that have made these arrangements more stockholder friendly.
Annual Incentive Arrangement for Mr. Goldfarb
The annual incentive arrangement for Mr. Goldfarb for fiscal 2016 and subsequent fiscal years is codified in his employment agreement with us that is effective through January 31, 2019 and includes the following features, many of which were previously modified specifically to address concerns that had been raised by our stockholders, although Mr. Goldfarb was under no obligation to do so:
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Performance Targets.   Performance required to achieve the target payout amount is established annually by the Compensation Committee based on the annual forecast communicated to the public. The size of the annual incentive ultimately earned by Mr. Goldfarb is determined based on a comparison of forecasted pre-tax income to the actual pre-tax income achieved.

We chose to use our forecast as the basis for the incentive arrangement because it is transparent to our stockholders. The forecasted pre-tax income is approved by our Board and is part of the forecasted financial statements from which the forecast communicated to the public is derived. Our performance against this forecasted amount is usually correlated to our stock price performance, providing another link between our performance and Mr. Goldfarb’s pay. Forecasted pre-tax income was $188.4 million for fiscal 2016 and is $193.8 million for fiscal 2017.
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Performance Hurdle.   The formula used to determine the amount of the annual incentive also determines the threshold performance level required for a bonus payment. This approach ensures that the amount of pre-tax income required to achieve a bonus varies in direct correlation to the amount of our pre-tax income, instead of fixing it at a set amount of pre-tax income as was the case prior to the amendment of Mr. Goldfarb’s employment agreement. Mr. Goldfarb voluntarily agreed to this modification in 2014 to address stockholder concerns about the formula used to determine his annual incentive compensation.

Based on the new formula, we needed to achieve pre-tax income of at least $63.0 million for fiscal 2016 for any annual incentive to be earned for that year and we need to achieve pre-tax income of at least $64.5 million for fiscal 2017 for any annual incentive to be earned for that year. This is a significant increase from the minimum pre-tax income of  $10 million that needed to be achieved to earn an annual incentive under the prior arrangement and is in direct response to concerns expressed previously by our stockholders.
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Payouts Vary Based on Performance.   Mr. Goldfarb’s annual incentive arrangement provides for a “Base Bonus Amount.” The Base Bonus Amount is adjusted either up or down so that payouts vary depending upon how actual pre-tax income compares to our forecasted level of pre-tax income.

If actual pre-tax income is within a range of  +/-15% of forecasted pre-tax income, Mr. Goldfarb receives his Base Bonus Amount.
However, in instances where actual performance amounts to 15% above or below forecasted pre-tax income, Mr. Goldfarb’s Base Bonus Amount is adjusted to reflect a reduction for performance significantly below the forecast, or an increase for exceptional performance. The size of the adjustment depends upon the amount by which actual pre-tax income varies from the forecasted pre-tax income level. The adjustments are symmetrical for both upside and downside variations in performance.
If actual pre-tax income for a fiscal year is less than the approved forecast, the annual incentive payment to Mr. Goldfarb is determined by the Compensation Committee in accordance with the following table:
Actual Pre-Tax Income is Less Than Approved Forecast by	Annual Incentive Amount
15% or less	6% of actual pre-tax income in excess of $2 million (the Base Bonus Amount)
15 – 30%	Base Bonus Amount minus 2% of the portion of actual pre-tax that is more than 15% and up to 30% lower than the approved forecast
More than 30%	The bonus amount determined pursuant to the preceding row, minus 4% of the portion of actual pre-tax income that is more than 30% lower than the approved forecast, but not less than zero
If actual pre-tax income for a fiscal year equals or exceeds the approved forecast, the annual incentive bonus payable to Mr. Goldfarb shall be determined by the Compensation Committee in accordance with the following table, subject to the payout cap described below:
Actual Pre-Tax Income Exceeds Approved Forecast by	Annual Incentive Amount
0 – 15%	6% of actual pre-tax income in excess of $2 million (the Base Bonus Amount)
15 – 30%	Base Bonus Amount plus 2% of the portion of actual pre-tax income that is more than 15% and up to 30% in excess of the approved forecast
More than 30%	The annual incentive payable pursuant to the preceding row, plus 4% of the portion of actual pre-tax income that is more than 30% in excess of the approved forecast
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Payouts May Be Adjusted to Reflect Dilutive Stock Issuances on an Ongoing Basis.   In the event of a dilutive stock issuance, excluding share changes caused by equity compensation awards approved by the Compensation Committee or structural changes that affect capitalization as a whole, such as a stock split, reverse stock split or stock dividend, the Compensation Committee may equitably adjust the percentages in the “Annual Incentive Amount” column downward, but not upward. This provision is intended to reflect stockholder concerns about the use of pre-tax income as the performance metric, rather than a metric such as net income per share.

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Payout Cap.   The maximum annual incentive bonus is capped at an amount equal to one and one-half times the targeted bonus based upon the budgeted level of pre-tax income contained in the approved forecast. This is a decrease from the cap of two times the targeted bonus contained in the previous incentive arrangement, and represents another modification made voluntarily by Mr. Goldfarb in an effort to address stockholder concerns with the prior agreement.
For fiscal 2016, the annual incentive payment calculated in accordance with the terms of Mr. Goldfarb’s employment agreement was $11,306,400. In fiscal 2016, our pre-tax income was $179.1 million, a new record for us, and an increase of 6.3% over the pre-tax income of  $168.4 million in fiscal 2015. This pre-tax income was 5.1% lower than the forecasted pre-tax income for fiscal 2016. Pre-tax income for fiscal 2015 included Other income from non-operating items in the amount of  $11.5 million. Without giving effect to that Other income, pre-tax income would have been $158.3 million in fiscal 2015. Each of Mr. Goldfarb and Mr. Aaron voluntarily agreed to a recalculation of his fiscal 2015 bonus that excluded this Other income in the calculation of pre-tax income as they believed that calculating the bonus without giving effect to Other income was more appropriate for fiscal 2015. Our record achievement with regards to pre-tax income in fiscal 2016 is all the more noteworthy given the significant headwinds faced by G-III in fiscal 2016, when the combination of the struggling retail environment and an unusually warm winter season prompted us to provide discounts and allowances to retail customers, and accept returns of unsold products, in greater amounts than in fiscal 2015. Our results in spite of these events suggest to the Compensation Committee that the current incentive compensation program, and its focus on pre-tax income, is appropriately empowering our executives to quickly respond to changing market conditions and make decisions throughout the year which serve the best interests of our stockholders.
Annual Incentive Arrangement for Mr. Aaron
The annual incentive arrangement for Mr. Aaron for fiscal 2016 and subsequent fiscal years is the same as that of Mr. Goldfarb above, except that the annual incentive payments are calculated in accordance with the tables below.
If actual pre-tax income for a fiscal year is less than the approved forecast, the annual incentive payment to Mr. Aaron is determined by the Compensation Committee in accordance with the following table:
Actual Pre-Tax Income is Less Than Approved Forecast by	Annual Incentive Amount
15% or less	4% of actual pre-tax income in excess of $2 million (the Base Bonus Amount)
15 – 30%	Base Bonus Amount minus 1.33% of the portion of actual pre-tax that is more than 15% and up to 30% lower than the approved forecast
More than 30%	The bonus amount determined pursuant to the preceding row, minus 2.66% of the portion of actual pre-tax income that is more than 30% lower than the approved forecast, but not less than zero
If actual pre-tax income for a fiscal year equals or exceeds the approved forecast, the annual incentive bonus payable to Mr. Aaron shall be determined by the Compensation Committee in accordance with the following table, subject to the payout cap described above:
Actual Pre-Tax Income Exceeds Approved Forecast by	Annual Incentive Amount
0 – 15%	4% of actual pre-tax income in excess of $2 million (the Base Bonus Amount)
15 – 30%	Base Bonus Amount plus 1.33% of the portion of actual pre-tax income that is more than 15% and up to 30% in excess of the approved forecast
More than 30%	The annual incentive payable pursuant to the preceding row, plus 2.66% of the portion of actual pre-tax income that is more than 30% in excess of the approved forecast

For fiscal 2016, the annual incentive payment calculated in accordance with Mr. Aaron’s employment agreement was $7,380,560.
Arrangements for Our Other Named Executive Officers
As a general matter, annual incentive arrangements for our other named executive officers reflect Compensation Committee consideration of the following:
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Recommendations of our Chairman, Chief Executive Officer and President;

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Individual performance as measured by contributions to, among other things, our financial performance, including sales growth, margin improvement and cost reduction, performance of divisions or departments for which the executive is responsible and managing major corporate transactions such as raising capital or the successful completion of an acquisition; and

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Excellent performance in unusual or difficult circumstances.

Incentive Arrangement for Mr. Miller
The annual incentive for Mr. Miller is based upon pre-tax income. To preserve beneficial tax treatment for G-III under Section 162(m) of the Code, Mr. Miller was entitled to a maximum annual incentive of up to 2.5% of our pre-tax income, provided that our pre-tax income exceeded $10,000,000. The Compensation Committee has the discretion to reduce the amount otherwise payable under this formula based on such factors as it deems appropriate, and has exercised this discretion in every year. In fiscal 2016, based on pre-tax income as defined, Mr. Miller was entitled to a maximum annual incentive of  $4,478,325. Subject to the maximum bonus permitted by the performance goals adopted with respect to Mr. Miller, the analysis by the Compensation Committee generally involved the use of qualitative/subjective individual performance goals. Following deliberations, the Compensation Committee determined to award an annual incentive of $2,825,000 to Mr. Miller for fiscal 2016.
In determining the bonus to be awarded, the Compensation Committee also considered overall company performance and Mr. Miller’s contribution to this performance, including the growth in revenues and net income, his role in acquiring our interest in the joint venture relating to the Karl Lagerfeld brand and with respect to the expansion of G-III’s relationship with Tommy Hilfiger, his participation in formulating the strategic direction of G-III, the scope of his job responsibilities, his tenure with G-III, the performance of the divisions of G-III for which he was responsible, the relationship of his total compensation paid to the compensation paid to other G-III executives and the relationship of compensation paid to him in fiscal 2016 to compensation paid to him in prior years.
Incentive Arrangement for Mr. Nackman
In fiscal 2016, the Compensation Committee determined to award an annual incentive of  $665,000 to Mr. Nackman. In making the determination regarding the annual incentive award for Mr. Nackman, the Compensation Committee also considered Mr. Nackman’s individual performance as measured by contributions to, among other things, management of our financial and accounting departments, our financial performance, including sales growth, the relationship of total compensation paid to Mr. Nackman to the compensation paid to other executives and the relationship of compensation paid to him in fiscal 2016 to compensation paid to him in prior years.
Long-Term Incentives
We grant long-term incentive awards to our Named Executive Officers in order to:
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Align the interests of our executives with those of our stockholders;

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Incentivize and reward our executives to achieve long-term performance objectives and enhanced stockholder value, including achievement of two separate performance hurdles and satisfaction of a time-vesting condition;

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Foster an entrepreneurial environment and instill an ownership culture;

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Recognize accomplishments for the most recent fiscal year; and

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Provide meaningful incentives for the continued service of our executives.

Use of Performance-Based RSUs
The Compensation Committee grants awards of performance-based RSUs because they:
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Align the interests of our executives with those of our stockholders;

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Provide value only upon the achievement of two separate performance hurdles; and

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Minimize the dilutive impact to our stockholders.

Performance Metrics and Additional Vesting Requirements
In fiscal 2016, the Compensation Committee determined that the performance-based RSUs awarded to each of our Named Executive Officers would be earned only upon the achievement of the following two performance metrics:
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Stock price performance:   the average closing price per share of our Common Stock on the NASDAQ Global Select Market over a twenty consecutive trading day period (i) during the two years beginning on the date of grant, December 10, 2015, is at least $53.56 (which is 10% above the closing price of our Common Stock on the NASDAQ Global Select Market on the date of the Compensation Committee meeting, December 10, 2015 (the “Reference Date”)) or (ii) during the third, fourth and fifth years after the Reference Date is at least $56.00 (which is 15% above the closing price of our Common Stock on the NASDAQ Global Select Market on the Reference Date); and

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Net income per share/Enhanced stock price performance:   (A)(i) the amount of our net income per share on a fully diluted basis as reported in our audited financial statements (“Net Income Per Share”) for the fiscal year ending January 31, 2017 or January 31, 2018 is at least 10% greater than the amount of our Net Income Per Share for the fiscal year ending January 31, 2016 (the “2016 Amount”), (ii) if the net income-based performance objective in clause (A)(i) is not satisfied, our Net Income Per Share for the fiscal year ending January 31, 2019 is at least 15% greater than the 2016 Amount, or (iii) if the net income-based performance objective in clause (A)(i) or (ii) is not satisfied, our Net Income Per Share for the fiscal year ending January 31, 2020 is at least 20% greater than the 2016 Amount, or (B) the average closing price per share of our Common Stock on the NASDAQ Global Select Market over a twenty consecutive trading day period (i) during the two years beginning on the date of grant is at least $58.43 (which is 20% above the closing price of our Common Stock on the NASDAQ Global Select Market on the Reference Date) or (ii) during the third, fourth and fifth years after the Reference Date is at least $60.87 (which is 25% above the closing price of our Common Stock on the NASDAQ Global Select Market on the Reference Date).

In addition to the successful achievement of the performance metrics described above, the right to receive these shares is also subject to a time vesting condition pursuant to which shares become vested at an annual rate of 25% on each of December 10, 2017, 2018, 2019 and 2020, subject to the executive officer’s continuing service. The time vesting condition provides an additional retention element to these awards.
How We Determined Fiscal 2016 Awards
The size of the long-term incentive award made to each executive is a factor of the Compensation Committee’s (i) assessment of demonstrated company performance in the prior year, (ii) the recipient’s contribution to our overall corporate performance in the prior year and (iii) the recipient’s potential contribution to our future growth and financial results.
The awards made in fiscal 2016 (which related to fiscal 2015 performance) were of the same value as the fiscal 2015 awards (which related to fiscal 2014 performance). In making this year’s award, the Compensation Committee considered the record sales and net income achieved by G-III, the efforts by management in a challenging year and their ability to position G-III for future growth.

Special Fiscal 2016 Award
In addition to the fiscal 2016 awards made to each of our Named Executive Officers, the Compensation Committee decided in May 2015 to approve a special grant of RSUs to certain executives of our Calvin Klein division, including Sammy Aaron, our Vice-Chairman. The Committee determined that the contribution of the Calvin Klein division to our overall performance and Mr. Aaron’s key role as Chief Executive Officer of that division justified a special grant of RSUs.
Pursuant to this grant, Mr. Aaron is entitled to receive (1) 35,292 shares of our Common Stock on April 12, 2019 provided that (a) he is continuously employed, or provides other services to us, through that date and (b) the average closing price per share of our Common Stock on the NASDAQ Global Select Market over a twenty consecutive trading day period is at least $65.17, which is 15% greater than the closing price on the date of grant, and (2) 52,938 shares of our Common Stock on June 12, 2020 provided that (a) he is continuously employed, or provides other services to us, through that date and (b) the average closing price per share of our Common Stock on the NASDAQ Global Select Market over a twenty consecutive trading day period is at least $68.00, which is 20% greater than the closing price on the date of grant.
Timing of Equity Awards
We do not have any plan to select dates for making annual equity-based incentive compensation awards to our Named Executive Officers in coordination with the release of material non-public information. The Compensation Committee has adopted a general objective policy that equity grants to existing employees should be made annually during the first half of our fiscal year. It is anticipated that equity grants to new hires or upon a promotion will generally be made on the first business day of the month after the commencement of employment or effectiveness of the promotion. The Compensation Committee retains the discretion not to make equity grants at the times provided in the policy if the members determine it is not appropriate to make a grant at such time. Additionally, the Compensation Committee retains the discretion to make grants, including an annual equity grant, at times other than as provided in the policy if the members determine circumstances warrant making a grant at such other times. For example, during each of fiscal 2014, 2015 and 2016, the granting of equity awards was delayed due to the review undertaken of our compensation programs.
Other Compensation Elements
Benefits
Our executives are eligible to participate in company benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan for eligible employees. Employees must be at least 21 years of age and have one year with us to be eligible to participate in the plan. A non-discretionary matching contribution is made equal to 100% of the first 3% of the participant’s contributed pay plus 50% of the next 2% of the participant’s contributed pay.
Perquisites
Consistent with our philosophy of attracting and retaining key executives, we offer perquisites to our Named Executive Officers, which we believe are consistent in type and amount with those paid by our competitors. For additional information regarding perquisites paid to our executive officers, please see footnote 2 to the “Fiscal 2016 Summary Compensation Table” below.
No Tax Gross-Ups
We do not provide tax gross-ups on any benefits or perquisites provided to our Named Executive Officers.

Other Compensation and Governance Programs, Policies and Considerations
Stock Ownership Guidelines
We have adopted stock ownership guidelines for our directors and our Named Executive Officers. These guidelines are intended to foster an alignment of the interests of our executive officers with those of our stockholders, promote an ownership culture and long-term perspective among our executives, and act as a form of risk mitigation.
Named Executive Officers and our directors who are also our employees must retain shares with a value denominated as a multiple of base salary as follows:
Executive	Multiple of Base Salary
Chief Executive Officer and President	6x
Vice Chairman	2x
All Other Named Executive Officers and Directors who are Employees	1x
Each non-employee director must retain shares valued at five times his or her annual cash retainer for service as a director of G-III. Until executive officers and directors achieve the required guideline, they are required to retain 50% of the net, after tax, shares received as the result of the satisfaction of time or performance vesting requirements. Shares owned outright and shares held in trust count towards satisfaction of these guidelines; unearned performance shares and unexercised options do not. The Compensation Committee may, in its sole discretion, and in limited instances, grant exceptions to these guidelines. No such exception was granted in fiscal 2016.
Clawback /Executive Incentive Compensation Recoupment Policy
Beginning with the fiscal year ended January 31, 2014, in the event that G-III is required to prepare an accounting restatement, the Compensation Committee may, in its sole discretion, recoup from the affected officers all or part of any annual performance-based bonus or long-term incentive awards that were predicated upon the achievement of financial results that were subsequently restated.
The Compensation Committee intends to modify this policy to ensure compliance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), once the final rules under Section 954 of the Dodd-Frank Act have been promulgated.
Anti Hedging Policy
Our directors, executives and other employees are prohibited from engaging in transactions designed to limit or eliminate economic risks from owning G-III’s stock, such as transactions involving any form of margin arrangement, short sales and/or dealing in puts and calls of G-III’s stock.
Anti Pledging Policy
Our directors, executives and other employees are generally prohibited from pledging shares of our stock as collateral for any loan or margin account. None of our executives has pledged shares of our stock.
The Committee may, in its sole discretion and in limited instances, grant exemptions to this policy after giving consideration to the number of shares to be pledged as a percentage of the executive’s total shares held and G-III’s total shares outstanding. In fiscal 2016, the Board granted such an exception to Morris Goldfarb, permitting him to pledge up to 400,000 shares from time to time. This number of shares represented approximately 9% of the shares owned by Mr. Goldfarb and approximately 0.9% of the number of our shares that were outstanding at the time that the Board granted its approval. In making its decision to permit Mr. Goldfarb to pledge these shares, the Committee considered, among other things:
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The size of Mr. Goldfarb’s total holdings;

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The fact that even without the shares eligible to be pledged, Mr. Goldfarb still significantly exceeds the Company’s share ownership guideline;

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The number of shares that could be pledged as a percentage of the total shares beneficially owned by Mr. Goldfarb and as a percentage of the total number of our shares that are outstanding; and

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The fact that Mr. Goldfarb has the financial capacity to repay any loan without resorting to the pledged shares.

Mr. Goldfarb has not pledged any of his shares.
Employment Agreements
We have employment agreements with Morris Goldfarb, Sammy Aaron and Wayne Miller.
Mr. Goldfarb Employment Agreement
Mr. Goldfarb has an employment agreement with us that is effective through January 31, 2019. This agreement is automatically extended each year for an additional year absent a notice of non-extension to the other party prior to January 31 of each year. The agreement provides for an annual base salary of $1,000,000 with increases at the discretion of the Board of Directors. For information with respect to the annual incentive bonus payable to Mr. Goldfarb, see “Annual Incentive Arrangement for Mr. Goldfarb” above.
Mr. Goldfarb is entitled to an annual contribution of  $100,000 per year to a supplemental pension trust for each year in which G-III’s Net After-Tax Income (as defined in his employment agreement) exceeds $1,500,000. Mr. Goldfarb is also entitled to a $5,000,000 life insurance policy, which names his wife as beneficiary.
For additional information concerning Mr. Goldfarb’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control — Severance and Change in Control Arrangements of Mr. Goldfarb” below.
Mr. Aaron Employment Agreement
Mr. Aaron has an employment agreement with us that is effective through January 31, 2017. The agreement provides for automatic one-year renewals unless either party gives written notice of non-extension to the other party at least six months prior to the expiration of the term. The agreement provides for an annual base salary of  $750,000. For information with respect to the annual incentive bonus payable to Mr. Aaron, see “Annual Incentive Arrangement for Mr. Aaron” above.
For additional information concerning Mr. Aaron’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control — Severance and Change in Control Arrangements of Mr. Aaron” below.
Mr. Miller Employment Agreement
Mr. Miller has an employment agreement with us that is effective through January 31, 2018. On August 1, 2016 and on each subsequent August 1 prior to the end of the then term, the term of the agreement will automatically be extended for an additional year unless either party gives written notice of non-extension to the other no more than 60 days prior to such August 1. Mr. Miller is currently paid an annual salary of  $750,000, plus such bonus, if any, as shall be awarded by G-III’s Board of Directors or Compensation Committee, and is entitled to participate in G-III’s benefit plans and arrangements for senior executive personnel.
For additional information concerning Mr. Miller’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control — Severance and Change in Control Arrangements of Mr. Miller” below.
Effect of Section 162(m) of the Code
In general, under Section 162(m) of the Code, a publicly held corporation may not deduct as an expense for federal income tax purposes total compensation in excess of  $1 million paid in any taxable year to each of its chief executive officer and up to three other Named Executive Officers (other than the Chief

Financial Officer). The deduction limitation does not apply, however, to qualifying “performance-based” compensation. Annual bonus amounts payable to Messrs. Goldfarb and Aaron pursuant to the stockholder-approved formulae contained in their employment agreements are intended to qualify for the “performance-based” compensation exemption. In addition, our 2015 Long-Term Incentive Plan (the “2015 Plan”) contains provisions allowing us to make performance-based equity and cash incentive awards that are intended to qualify for the “performance-based” compensation exemption.
The Compensation Committee is mindful of the limit on deductibility of certain non-performance-based compensation under Section 162(m) of the Code; however, the Committee is not constrained from authorizing the payment of compensation that is subject to the deduction limit and may do so, as and when it deems appropriate, and in our best interest, under the circumstances. Although the Compensation Committee considers the net cost to us in making its compensation decisions (including the potential limitation on deductibility of executive compensation), there is no assurance that we will be allowed to deduct all of the compensation paid to our executives.
How We Make Compensation Decisions
The Role of the Compensation Committee
Our Compensation Committee is responsible for determining the compensation of our executive officers and for evaluating and establishing the overall structure and design of our compensation program.
The Compensation Committee consults with our Chairman, Chief Executive Officer and President in connection with making its determinations regarding compensation of our other Named Executive Officers, and relies to a large extent on his evaluation of each executive officer’s performance and his recommendations regarding the amount and mix of the total compensation paid to these executives.
The Role of Management
Other than our Chairman, Chief Executive Officer and President, no other member of G-III’s management team is involved in determining compensation levels or policies at G-III with respect to our Named Executive Officers. Our Chairman, Chief Executive Officer and President is not involved in the determination of his own pay.
The Role of the Compensation Committee’s Independent Compensation Consultant
Steven Hall & Partners, a nationally recognized executive compensation consultancy, serves as the Compensation Committee’s independent advisor with respect to executive compensation and corporate governance matters. In carrying out these responsibilities, Steven Hall & Partners provides the Compensation Committee with insight and analysis of compensation programs and incentives used by G-III’s peers and other public companies, trends in executive compensation and corporate governance, and the evolving policies and procedures of proxy advisory services firms. Steven Hall & Partners has also assisted the Compensation Committee in its stockholder engagement efforts.
The Compensation Committee retains sole responsibility for engaging any compensation advisor and meets with its advisor, as needed, in the Compensation Committee’s sole discretion. Steven Hall & Partners has never performed any services other than executive and director compensation and related corporate governance consulting for G-III, and performed its services only on behalf of and at the direction of the Compensation Committee.
The Compensation Committee believes that no conflict of interest was raised as a result of the work performed by Steven Hall & Partners during the year ended January 31, 2016. In reaching this conclusion, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1(b)(4). Specifically, the Compensation Committee has analyzed whether the work of Steven Hall & Partners as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to G-III by Steven Hall & Partners; (ii) the amount of fees from G-III paid to Steven Hall & Partners as a percentage of Steven Hall & Partners’ total revenue; (iii) the policies and procedures of Steven Hall & Partners that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Steven Hall & Partners or the individual compensation advisors employed by

Steven Hall & Partners with a member of the Compensation Committee; (v) any G-III stock owned by Steven Hall & Partners or the individual compensation advisors employed by Steven Hall & Partners; and (vi) any business or personal relationship of Steven Hall & Partners or the individual compensation advisors employed by Steven Hall & Partners with a G-III executive officer. Additionally, compensation payments made to Steven Hall & Partners and any affiliates for the year ended January 31, 2016 were less than $120,000 and Steven Hall & Partners or its affiliates did not provide additional services to G-III in excess of $120,000 during the year ended January 31, 2016.
The Role of Stockholder “Say-on-Pay” Votes
G-III values the opinions of its stockholders and has spent considerable time soliciting additional information regarding their views. We incorporate consideration of these views into our decisions regarding the design of our compensation and governance programs and have made numerous changes over the past several years to address specific concerns raised by stockholders. G-III was pleased that it received a positive “say on pay” vote at last year’s Annual Meeting and expects a positive “say on pay” vote at this Annual Meeting.
The Role of Competitive Marketplace Practice
The Compensation Committee periodically reviews the compensation design features and chief executive officer pay levels of companies that are similar to us to ensure that our programs are fair and reasonable. While the Compensation Committee reviews this information, this process serves as one reference point among others. In making determinations regarding our compensation and related governance programs and pay levels, the Compensation Committee also considers our short and long-term strategic objectives, individual performance, scope of responsibilities, retention concerns, and previously negotiated contractual obligations.
As part of our periodic review of the G-III compensation program in prior years, Steven Hall & Partners has provided an analysis of compensation design features and chief executive officer pay levels based upon market data from public filings of companies that were similar to us. These companies were selected based on the following parameters:
•
Appropriately sized companies (revenues ranged from approximately 0.5 to 2 times those of G-III);

•
Industries similar to G-III, specifically apparel and retail companies; and

•
Companies from the comparator groups used by stockholder advisory groups, excluding those which were clearly inappropriate based on industry classification.

The companies in the most recent pay level peer group included:
Carter’s, Inc.	Lululemon Athletica, Inc.	Skechers USA, Inc.
Columbia Sportswear Co.	Maidenform Brands, Inc. (subsequently acquired by Hanesbrands Inc.)	Steven Madden, Ltd.
Crocs, Inc.	Oxford Industries, Inc.	Under Armour, Inc.
Deckers Outdoor Corp.	Perry Ellis International, Inc.	Warnaco Group, Inc. (The) (subsequently acquired by PVH Corp.)
Kate Spade & Co.	Quiksilver, Inc. (subsequently acquired by Oaktree Capital Management, L.P.)	Wolverine World Wide, Inc.

In addition to these companies, Steven Hall & Partners identified five additional companies which were too large to serve as pay comparators, but which were nonetheless viewed as possible sources for competitive intelligence regarding pay design and practices. The additional companies in the most recent practice peer group included:
Guess?, Inc.	The Jones Group Inc. (subsequently acquired by Sycamore Partners)	PVH Corp.
Ralph Lauren Corp.	VF Corp.
The Compensation Committee expects that it will review competitive marketplace practice from time to time in the future. At that time, it expects that the comparator group will be reviewed to ensure continued appropriateness of these companies in light of changes in revenue size and business mix (for G-III and the respective comparator companies), as well as merger and acquisition activity. Additionally, other companies meeting the selection parameters may be included in the group if deemed appropriate by the Committee.
The Consideration of Risk
The Compensation Committee incorporates considerations of risk into its deliberations regarding pay levels and practices, and believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G-III.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
Richard White, Chairman
Laura Pomerantz
Allen Sirkin
Willem van Bokhorst

FISCAL 2016 SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the total compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and each of the two other most highly compensated executive officers (collectively, “Named Executive Officers”, individually, a “Named Executive Officer”), based on fiscal 2016 total compensation. The table sets forth compensation information for the last three completed fiscal years ended January 31 in each year for services in all capacities to us and our subsidiaries.
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)(2)	Total ($)
Morris Goldfarb Chairman of the Board, Chief Executive Officer and President	2016	1,000,000	11,306,340	4,384,533	—(3)	305,712	16,996,585
	2015	1,000,000	9,978,064	4,516,308	—(4)	302,863	15,797,235
	2014	1,000,000	7,735,277	4,023,240	—(5)	299,910	13,058,427
Neal S. Nackman Chief Financial Officer and Treasurer	2016	450,000	665,000	449,673	—	14,200	1,578,873
	2015	425,000	606,000	463,225	—	20,840	1,515,065
	2014	375,000	550,000	412,600	—	11,370	1,348,970
Sammy Aaron Vice Chairman	2016	750,000	7,380,560	7,772,196	—	37,812	15,940,568
	2015	750,000	6,513,458	3,474,052	—	37,330	10,774,840
	2014	750,000	5,049,417	3,094,800	—	33,459	8,927,676
Wayne S. Miller Chief Operating Officer and Secretary	2016	750,000	2,825,000	2,248,449	—	65,438	5,888,887
	2015	645,833	2,562,000	2,316,057	—	79,938	5,603,828
	2014	500,000	2,000,000	2,063,200	—	78,486	4,641,686

(1)
The amounts reflect the full grant date fair value of performance RSUs under FASB ASC Topic 718 awarded to the Named Executive Officers in fiscal 2016. For a discussion of valuation assumptions, see Note H to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2016.

(2)
All Other Compensation includes the following:

Name	Fiscal Year	Life Insurance Premiums(a)	Supplemental Long-Term Disability Coverage Insurance Premiums(b)	Matching Contribution to 401(k) Plan(c)	Perquisites	Total
Morris Goldfarb	2016	138,900	—	10,600	156,212(d)	305,712
	2015	138,900	17,353	10,400	136,210(e)	302,863
	2014	138,900	17,353	7,650	136,007(f)	299,910
Neal S. Nackman	2016	3,600	—	10,600	—	14,200
	2015	10,440	—	10,400	—	20,840
	2014	3,720	—	7,650	—	11,370
Sammy Aaron	2016	7,382	—	10,600	19,830(g)	37,812
	2015	7,382	—	10,400	19,548(g)	37,330
	2014	7,382	—	7,650	18,427(g)	33,459
Wayne S. Miller	2016	46,312	—	10,600	8,526(h)	65,438
	2015	46,500	15,129	10,400	7,909(h)	79,938
	2014	47,617	15,129	7,650	8,090(h)	78,486

(a)
The full amount of all premiums paid by G-III for life insurance coverage.

(b)
The full amount of all premiums paid for supplemental long term disability coverage.

(c)
The full amount of our matching contributions under our 401(k) Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations).

(d)
Includes our contribution of  $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $40,000 for tax services paid by us for Mr. Goldfarb and $16,212 for the reimbursement of Mr. Goldfarb’s parking expenses.

(e)
Includes our contribution of  $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $16,210 for the reimbursement of Mr. Goldfarb’s parking expenses.

(f)
Includes our contribution of  $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $16,007 for the reimbursement of Mr. Goldfarb’s parking expenses.

(g)
The full amount paid by us on Mr. Aaron’s behalf for personal use of his automobile and parking.

(h)
The full amount paid by us for the reimbursement of Mr. Miller’s parking expenses.

(3)
There were $49,437 of dividend earnings on the investments in Mr. Goldfarb’s supplemental executive retirement plan account and a loss of  $247,641 in the market value of the investments in the supplemental executive retirement plan account, representing a net loss of  $198,197.

(4)
There were $4,529 of dividend earnings on the investments in Mr. Goldfarb’s supplemental executive retirement plan account and a loss of  $256,073 in the market value of the investments in the supplemental executive retirement plan account, representing a net loss of  $251,544.

(5)
There were $2,944 of dividend earnings on the investments in Mr. Goldfarb’s supplemental executive retirement plan account and a loss of  $127,875 in the market value of the investments in the supplemental executive retirement plan account, representing a net loss of  $124,931.

Narrati ve Discussion of Fiscal 2016 Summary Compensation Table Information
For a narrative description of the material terms of each of Mr. Goldfarb’s, Mr. Aaron’s and Mr. Miller’s employment agreement, see “Compensation Discussion and Analysis — Employment Agreements” above, and for a narrative description of the material terms of the grants of planned base awards to our named executive officers, see “Fiscal 2016 Grants of Plan Based Awards.” The following is a narrative explanation of the amount of base salary and bonus each for each of our named executive officer’s in proportion to each named executive officer’s respective total compensation.
Mr. Goldfarb’s base salary constituted 7.7%, 6.3% and 5.9% of his total compensation in fiscal 2014, fiscal 2015 and fiscal 2016, respectively. His cash bonus constituted 59.8%, 63.2% and 66.5% of his total compensation in fiscal 2014, fiscal 2015 and fiscal 2016, respectively.
Mr. Nackman’s base salary constituted 27.8%, 28.1% and 28.5% of his total compensation in fiscal 2014, fiscal 2015 and fiscal 2016, respectively. His cash bonus constituted approximately 40.8%, 40.0% and 42.1% of his total compensation in fiscal 2014, fiscal 2015 and fiscal 2016, respectively.
Mr. Aaron’s base salary constituted approximately 8.4%, 7.0% and 4.7% of his total compensation in fiscal 2014, fiscal 2015 and fiscal 2016, respectively. His cash bonus constituted approximately 56.6%, 60.5% and 46.3% of his total compensation in fiscal 2014, fiscal 2015 and fiscal 2016, respectively.
Mr. Miller’s base salary constituted approximately 10.8%, 11.5% and 12.7% of his total compensation in fiscal 2014, fiscal 2015 and fiscal 2016, respectively, and his cash bonus constituted 43.1%, 45.7% and 48.0% of his total compensation in fiscal 2014, fiscal 2015 and fiscal 2016, respectively.

FISCAL 2016 GRANTS OF PLAN-BASED AWARDS
In December 2015, our Compensation Committee granted performance RSUs, pursuant to our 2015 Plan, to each of our Named Executive Officers and, in May 2015, our Compensation Committee made a special grant of performance RSUs, pursuant to our 2015 Plan, to Mr. Aaron. The following table summarizes the grant of performance RSUs made to each of the Named Executive Officers in the fiscal year ended January 31, 2016.
Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock Awards ($)(2)
Morris Goldfarb	December 10, 2015	103,287	4,384,533
Neal Nackman	December 10, 2015	10,593	449,673
Sammy Aaron	May 12, 2015	88,230	4,399,501
Sammy Aaron	December 10, 2015	79,451	3,372,695
Wayne Miller	December 10, 2015	52,967	2,248,449

(1)
The amounts reflect the number of performance RSUs awarded to the Named Executive Officers in December 2015 with respect to fiscal 2015 performance. These awards are subject to performance and time-based vesting conditions, as described more completely under “Compensation Discussion and Analysis — Long Term Incentives-Performance Metrics and Additional Vesting Requirements” above. In addition, a special grant was made in May 2015 to Mr. Aaron. See “Compensation Discussion and Analysis — Long-Term-Incentives-Special Fiscal 2016 Award” above.

(2)
The amounts reflect the full grant date fair value of performance RSUs under FASB ASC Topic 718 awarded to the Named Executive Officers in fiscal 2016. For a discussion of valuation assumptions, see Note H to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL 2016 YEAR-END
The following table summarizes the outstanding stock awards held by each Named Executive Officer at January 31, 2016, consisting of shares of our Common Stock that may be delivered to each Named Executive Officer upon satisfaction of the vesting conditions of unvested performance RSUs. There were no stock option awards outstanding at that date that were held by our Named Executive Officers. The columns that refer to “Shares or Units of Stock That Have Not Vested” summarize unvested performance RSUs, granted in fiscal 2012, fiscal 2013, fiscal 2014, fiscal 2015 and fiscal 2016, for which threshold performance goals had been achieved but which remained subject to time vesting conditions as of January 31, 2016. The columns that refer to “Unearned Shares or Units That Have Not Vested” summarize unvested RSUs, granted in fiscal 2016, for which neither threshold performance goals nor time vesting conditions had been satisfied as of January 31, 2016.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units that Have Not Vested ($)(1)
Morris Goldfarb	134,936(3)	6,660,441	103,287(2)	5,098,246
	117,000(4)	5,775,120
	100,000(5)	4,936,000
	75,000(6)	3,702,000
Neal S. Nackman	13,840(3)	683,142	10,593(2)	522,870
	12,000(4)	592,320
	10,000(5)	493,600
	5,000(6)	246,800
Sammy Aaron	52,938(7)	2,613,020	79,451(2)	3,921,701
	35,292(7)	1,742,013
	103,796(3)	5,123,371
	90,000(4)	4,442,400
	66,000(5)	3,257,760
	50,000(6)	2,468,000
Wayne S. Miller	69,198(3)	3,415,613	52,967(2)	2,614,451
	60,000(4)	2,961,600
	50,000(5)	2,468,000
	32,500(6)	1,604,200

(1)
Market value of unvested RSUs assume a price of  $49.36 per share of our Common Stock as of January 29, 2016.

(2)
Reflects unvested performance RSUs issued to the Named Executive Officers in fiscal 2016 under the 2015 Plan. For a description of the performance goals with respect to these performance RSUs, which had not been achieved as of January 31, 2016, see “Compensation Discussion and Analysis — What We Pay and Why — Elements of Our Compensation Program — Long-Term Incentives —  Performance Metrics and Additional Vesting Requirements.” If the performance goals are achieved, each Named Executive Officer’s right to receive these shares of Common Stock will become vested in accordance with the following schedule: 25% on each of December 10, 2017, December 10, 2018, December 10, 2019 and December 10, 2020.

(3)
Reflects unvested performance RSUs issued to the Named Executive Officers in fiscal 2015 under the 2005 Plan. As the performance conditions have been satisfied, each Named Executive Officer’s right to receive these shares of Common Stock will become vested in accordance with the following schedule: 25% on each of October 5, 2016, October 5, 2017, October 5, 2018 and October 5, 2019.

(4)
Reflects unvested performance RSUs issued to the Named Executive Officers in fiscal 2014 under the 2005 Plan. As the performance conditions have been satisfied, each Named Executive Officer’s right to receive these shares of Common Stock will become vested in equal portions on October 5, 2016, October 5, 2017 and October 5, 2018.

(5)
Reflects unvested performance RSUs issued to the Named Executive Officers in fiscal 2013 under the 2005 Plan. As the performance conditions have been satisfied, each Named Executive Officer’s right to receive these shares of Common Stock will become vested in equal portions on October 5, 2016 and October 5, 2017.

(6)
Reflects unvested performance RSUs issued to the Named Executive Officers in fiscal 2012 under the 2005 Plan. As the performance condition has been satisfied, each Named Executive Officer’s right to receive these shares of Common Stock will become vested on June 29, 2016.

(7)
Reflects unvested performance RSUs issued to Mr. Aaron in fiscal 2016 under the 2005 Plan. As the performance conditions have been satisfied, Mr. Aaron’s right to receive these shares of Common Stock will become vested as to 35,292 shares on April 12, 2019 and as to 52,938 shares on June 12, 2020.

FISCAL 2016 OPTION EXERCISES AND STOCK VESTED
The following table sets forth the information as to all option exercises and shares vested for the Named Executive Officers for the fiscal year ended January 31, 2016.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Morris Goldfarb	—	—	164,000	11,171,830
Neal S. Nackman	—	—	14,000	946,330
Sammy Aaron	—	—	113,000	7,688,860
Wayne S. Miller	—	—	77,500	5,263,925

(1)
Reflects shares issued on vesting of performance RSUs. These RSUs vested on June 29, 2015 and October 5, 2015.

(2)
Reflects the aggregate value of the shares issued at a market closing price of  $70.97 on June 29, 2015, and $65.72 on October 5, 2015.

FISCAL 2016 NONQUALIFIED DEFERRED COMPENSATION
The following table sets forth information on deferred compensation plans of the Named Executive Officers that are not tax-qualified for the fiscal year ended January 31, 2016:
Name	Executive Contributions in Fiscal 2015 ($)	Registrant Contributions in Fiscal 2015 ($)	Aggregate Earnings (Loss) in Fiscal 2016 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at January 31, 2016 ($)
Morris Goldfarb	—	100,000(1)	(198,197)(2)	—	1,019,289(3)

(1)
Amount has been reported as “All Other Compensation” in the Fiscal 2016 Summary Compensation Table.

(2)
Amount has been included in the calculation of the “Change in Pension Value and Nonqualified Deferred Compensation” in the Fiscal 2016 Summary Compensation table. See footnote (3) to the Fiscal 2016 Summary Compensation table. Purchases and sales of securities are recorded on a settlement date basis. Interest income, if any, compounds daily and is credited monthly on an accrual basis, and dividends are recorded on a payment date basis. Aggregate earnings (loss) includes the plan’s gains and losses on investments bought and sold, as well as held during the year.

(3)
Reflects the aggregate amount of contributions by G-III for Morris Goldfarb during his career with G-III plus or minus the investment earnings (losses) thereon. Amounts deferred each year by Morris Goldfarb have been reported in the Fiscal 2016 Summary Compensation Table in this Proxy Statement in the year earned.

Pursuant to Morris Goldfarb’s employment agreement, we have contributed $100,000 to a supplemental pension trust for Mr. Goldfarb’s benefit for fiscal 2016.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
We have entered into employment agreements with each of Mr. Goldfarb, Mr. Aaron and Mr. Miller, and executive transition agreements with each of Mr. Nackman and Mr. Miller, which require us to make payments and provide benefits to them in the event of a termination of employment or a change in control.
Severance and Change in Control Arrangements of Mr. Goldfarb
In the event we terminate Mr. Goldfarb’s employment for cause (as defined in his employment agreement) or Mr. Goldfarb voluntarily resigns without cause (as defined in his employment agreement), Mr. Goldfarb will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary, pro rata bonus and other compensation accrued through the date of the termination.
In the event we terminate Mr. Goldfarb’s employment without cause, or Mr. Goldfarb terminates his employment for cause, Mr. Goldfarb will receive the salary, bonus and other benefits he otherwise would have received if his employment had continued for the then remaining term of the employment agreement. The salary portion would be paid in a lump sum, and the bonus and benefits portions will be due as and when they would otherwise have been paid or provided. If such termination is effectuated after the occurrence of a “Change in Control” (as defined in the employment agreement), then, in lieu of the payments described in the preceding sentence, Mr. Goldfarb will be entitled to receive a formula-based lump sum cash payment determined with reference to Section 280G of the Code, plus three years of employee benefit continuation. In general, the formula-based cash severance payment would be an amount equal to the excess of  (a) 2.99 times average of Mr. Goldfarb’s annual compensation for the preceding five years, over (b) the value of any other payments and benefits which are deemed to be contingent upon the occurrence of the Change in Control under Section 280G of the Code. Mr. Goldfarb is not entitled to an excise tax gross-up in the event of a Change in Control, although, by using the above formula, it is anticipated that he will not incur excise tax. If Mr. Goldfarb’s employment is terminated due to his death, Mr. Goldfarb’s estate will be entitled to receive the base salary for a period of six months from the last day of the month of his death and will be eligible to receive bonus compensation pro-rated according to the number of days of employment in the fiscal year of his death.
Severance and Change in Control Arrangements of Mr. Aaron
If we terminate Mr. Aaron’s employment for justifiable cause (as defined in his employment agreement) or Mr. Aaron voluntarily resigns without good reason (as defined in his employment agreement), Mr. Aaron will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.
In the event Mr. Aaron’s employment is terminated without justifiable cause or by Mr. Aaron for good reason, Mr. Aaron will continue to receive his annual salary, bonus and other benefits for the balance of the term of the employment agreement. However, if a “Change in Control” (as defined in the employment agreement) occurs and Mr. Aaron is terminated without justifiable cause, or if he resigns for good reason within three months of the event giving rise to such good reason, he will be entitled to cash severance of an amount equal to 2.0 times the sum of  (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash bonus earned during our two fiscal years before the fiscal year of his termination of employment, which amount will be payable over 24 months. In addition, Mr. Aaron will be entitled to receive continuing health benefits for up to 24 months. Our obligation to pay such severance and benefits will be conditioned upon Mr. Aaron’s executing a general release and his continuing to comply with the non-competition and other restrictive covenants contained in his agreement. The cash severance amount will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Aaron may receive under other plans and agreements, is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a Change in Control occurs). Mr. Aaron will not be entitled to an excise tax gross-up in the event of a Change in Control although, by limiting the amount of cash severance as described, it is anticipated that he will not incur excise tax. If Mr. Aaron’s employment agreement is terminated due to his disability or death, Mr. Aaron will be entitled to receive such portion of his annual salary, accrued leave and reimbursement of expenses as has been accrued through the date on which his employment is terminated or through the date of his death.
Mr. Aaron has agreed that, for one year following the termination of his employment (or for a shorter period under certain circumstances following a Change in Control) he will not, directly or indirectly, (a) compete with any business of the Company, (b) interfere with the Company’s business relationships, or (c) solicit or hire Company employees. In addition, Mr. Aaron has agreed that at any time following the termination of his employment, he will not disclose confidential information (as defined in the employment agreement) of the Company acquired during the course of his employment.
Severance and Change in Control Arrangements of Mr. Miller
If we terminate Mr. Miller’s employment for justifiable cause (as defined in his employment agreement) or Mr. Miller voluntarily resigns without good reason (as defined in his employment agreement), Mr. Miller will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.
In the event Mr. Miller’s employment is terminated without justifiable cause or by Mr. Miller for good reason, Mr. Miller will be entitled to cash severance of an amount equal to the sum of  (a) 1.5 times his annual salary, plus (b) $750,000, which amount will be payable over 18 months. In addition, Mr. Miller will receive continuing employee benefits (or their equivalent) for 18 months. Our obligation to pay such severance and benefits will be conditioned upon Mr. Miller’s executing a general release and his continuing to comply with the non-competition and other restrictive covenants contained in his employment agreement. If Mr. Miller’s employment agreement is terminated due to his disability or death, Mr. Miller will be entitled to receive such portion of his annual salary, reimbursement of expenses and any bonus as has been accrued through the date on which his employment is terminated or through the date of his death.
Mr. Miller is also a party to an executive transition agreement which provides for separation payments and benefits if his employment is terminated without “cause” or for “good reason” within three months before or two years after a “change in control” (as such terms are defined in his executive transition agreement). In that event, subject to timely delivery of a general release, Mr. Miller will receive cash separation pay in an amount equal to 1.5 times the sum of  (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment, which amount will be payable over the 18-month period following termination of employment in accordance with normal payroll practices. In addition to the cash separation payments, Mr. Miller will be able to receive continuing group health plan benefits on a subsidized basis. The cash separation payment amount will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Miller may receive under other plans and agreements (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a change in control occurs). The separation payments and benefits under Mr. Miller’s executive transition agreement will be reduced by the amount of the comparable payments and benefits he would be entitled to receive under his employment or any other agreement in order to avoid duplication.
Severance and Change in Control Arrangements of Mr. Nackman
Mr. Nackman is a party to an executive transition agreement which is similar to the above-described executive transition agreement with Mr. Miller. If Mr. Nackman’s employment is terminated without “cause” or for “good reason” within three months before or two years after a “change in control” (as such terms are defined in his executive transition agreement), Mr. Nackman, then, subject to timely delivery of a general release, will be entitled to receive cash separation pay in an amount equal to 1.5 times the sum of (a) his highest annual salary in effect during the one-year period before the termination of his employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment. The cash separation pay, as so determined, will be payable over the 18-month period following termination of employment in accordance with normal payroll practices. In addition to the cash separation payments, Mr. Nackman will be able to receive continuing group health plan benefits on a subsidized basis. The cash separation payments will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Nackman may receive under other plans and agreements (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a change in control occurs).
Acceleration of Vesting upon Termination or Change in Control
There are no agreements with the Named Executive Officers that provide for an automatic acceleration of vesting of equity awards upon their termination of employment or a change in control. Under the terms of our equity incentive plans, however, vesting of any outstanding equity awards that are assumed by the acquiring company will become vested upon an involuntary termination of employment within two years after the date of the change in control — a so-called “double trigger” vesting condition. If an equity award is not assumed by the acquiring company, then, under the terms of the plans, vesting will accelerate as part of the change in control transaction.
Estimated Payouts on Termination of Employment
The following tables disclose the estimated payments and benefits that would be provided to each of Messrs. Goldfarb, Aaron, Nackman and Miller, applying the assumptions that each of the triggering events described in their respective employment or executive transition agreements took place on January 31, 2016 and their last day of employment was January 31, 2016.
These amounts are in addition to benefits payable generally to our salaried employees, such as distributions under G-III’s 401(k) plan, disability benefits and accrued vacation pay.
Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.
Morris Goldfarb, Chairman, Chief Executive Officer and President
	Termination without Cause or Resignation for Cause	Termination without Cause or Resignation for Cause in Connection with a Change in Control
Cash Separation Payment(s)	$36,319,020(1)	$39,396,861(2)
Value of Continuing Employee Benefits	$416,700(2)	$415,311
Total	$37,335,720	$39,812,172(3)

(1)
This amount assumes that, on the date of termination, the remaining term of Mr. Goldfarb’s employment agreement is three years (which is the maximum potential remaining term). The cash payment is based on Mr. Goldfarb’s salary and bonus for the fiscal year ended January 1, 2016 and is composed of  $3,000,000 of salary replacement (3 years x $1,000,000 annual salary rate) payable upon termination, plus $33,919,020 of bonus replacement (3 years x $11,306,340 annual bonus). The estimated bonus component is based upon the assumption that the bonus formula in Mr. Goldfarb’s employment agreement will yield the same annual amount in the future as it did for fiscal 2016. Depending upon actual future bonus amounts, the total cash separation payments will be higher or lower than the amount shown above.

(2)
This amount reflects the formula post-change in control separation pay contained in Mr. Goldfarb’s employment agreement — i.e., 2.99 times Mr. Goldfarb’s average annual compensation for the five calendar years preceding the year in which a change in control occurs, calculated in accordance with Section 280G of the Code. The figure shown in the table is based upon Mr. Goldfarb’s average annual compensation for 2011 through 2015 and is slightly below the maximum amount that may be paid without adverse tax consequences under Section 280G. The portion of this amount that would be payable in cash will be reduced by the value of other “280G payments,” including, for example, the 280G value of any accelerated vesting of outstanding equity compensation awards.

(3)
Includes the premiums to be paid by G-III for life insurance and supplemental long-term disability coverage.

Sammy Aaron, Vice Chairman
	Termination without Cause or Resignation for Good Reason	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control
Cash Separation Payment(s)	$8,130,560(1)	$13,062,875(2)
Value of Continuing Employee Benefits(3)	$7,382	$14,764
Total	$8,137,942	$13,077,639(4)

(1)
This amount assumes that, on the date of termination, the remaining term of Mr. Aaron’s employment agreement is one year. The cash payment is based on Mr. Aaron’s salary and bonus for the fiscal year ended January 1, 2016 and is composed of  $750,000 of salary and $7,380,560 of bonus. The salary component will be payable in the form of salary continuation, and the bonus component will be payable when the bonus would have been paid if Mr. Aaron’s employment had not terminated. Mr. Aaron’s right to receive the cash separation payments is subject to his providing a general release to the Company and his continuing compliance with the non-competition and other restrictive covenants contained in his employment agreement.

(2)
This amount reflects the formula post-change in control separation pay contained in Mr. Aaron’s employment agreement — i.e., 2.0 times the sum of  (a) his salary as of January 31, 2016 ($750,000), plus (b) his average annual bonus for the two preceding fiscal years ($5,781,437.50). The total amount of the cash separation payment would be payable in equal installments over 24 months following Mr. Aaron’s termination of employment, and would be subject to his providing a general release and his continuing compliance with the non-competition and other restrictive covenants contained in his employment agreement.

(3)
The figures for benefit continuation are estimates based upon the assumption that only group health benefits and/or subsidies will be available post-termination of employment. The actual value of pre-change in control benefits may be higher if other benefits are available at the time of such termination.

(4)
Mr. Aaron would also be entitled to accelerated vesting of outstanding unvested equity compensation awards. In general, if the value of such accelerated vesting for purposes of Section 280G of the Code, when added to the cash separation payments and benefits provided under Mr. Aaron’s employment agreement, is greater than Mr. Aaron’s 280G threshold amount (3 times his average annual 280G compensation for the five years preceding the year in which the change in control occurs), then the amount of the cash separation payments otherwise payable to Mr. Aaron under his employment agreement will be reduced in order to eliminate such excess and avoid adverse tax consequences to us and Mr. Aaron. If a change in control had occurred on January 31, 2016, Mr. Aaron’s 280G threshold amount would have been $25,580,312. If the 280G value of accelerated vesting of Mr. Aaron’s unvested equity awards exceeded $12,502,673 ($25,580,312 minus $13,077,639), Mr. Aaron’s cash separation payments shown in the above table would be reduced by the amount of the excess.

Neal S. Nackman, Chief Financial Officer
Termination without Cause or Resignation for Good Reason in Connection with a Change in Control
Base Salary	$675,000(1)
Bonus	$997,500(2)
Value of Medical Benefits	$5,400(3)
Total	$1,677,900

(1)
Assumes a base salary of  $450,000 per year.

(2)
Assumes that the annual cash bonus earned by Mr. Nackman during the two fiscal years preceding the fiscal year in which Mr. Nackman’s employment terminates is $665,000, which is equal to the bonus granted to Mr. Nackman for fiscal 2016.

(3)
Includes the premiums to be paid by G-III for life insurance.

Wayne S. Miller, Chief Operating Officer
	Termination without Cause or Resignation for Good Reason	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control
Base Salary	$1,125,000(1)	$1,125,000(1)
Bonus	$750,000(2)	$4,237,500(3)
Value of Medical Benefits	$69,468(4)	$69,468(4)
Total	$1,944,468	$5,431,968

(1)
Assumes a base salary of  $750,000 per year.

(2)
Pursuant to his employment agreement, Mr. Miller is deemed to have been granted a bonus of $500,000 per year.

(3)
Pursuant to his executive transition agreement, assumes that the annual cash bonus earned by Mr. Miller during the two fiscal years preceding the fiscal year in which Mr. Miller’s employment terminates is $2,825,000, which is equal to the bonus granted to Mr. Miller for fiscal 2016.

(4)
Includes the premiums to be paid by G-III for life insurance.

DIRECTOR COMPENSATION
Our Non-Employee directors receive an annual cash retainer of  $35,000 per year for service as a director of G-III. In addition, Non-Employee Directors receive a fee of  $1,000 per Board or Committee meeting attended, subject to the proviso in the next sentence, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings. Members of the Audit and Compensation Committees receive an annual retainer of  $10,000, provided that no per meeting fees are paid unless the number of Audit or Compensation Committee meetings exceeds five per year.
Additional annual fees paid to Non-Employee Directors are as follows:
Role	Annual Fee
Lead Independent Director	$30,000
Chair of the Audit Committee	$20,000
Chair of the Compensation Committee	$10,000
Chair of the Nominating and Corporate Governance Committee	$6,000
In June 2014, the Compensation Committee decided to adopt a policy that it would make an annual grant to non-employee directors of RSUs valued at $100,000 with a vesting period of three years. It was also decided that the Lead Independent Director would receive an additional grant of RSUs valued at $50,000 that would also vest over a period of three years.
Fiscal 2016 Director Compensation Table
Set forth below is a table presenting compensation information with respect to all of our Directors for the fiscal year ended January 31, 2016, other than Morris Goldfarb and Sammy Aaron. Neither Mr. Goldfarb nor Mr. Aaron receives any compensation for his services as a director, because each of them serves as and is compensated as an executive officer. Compensation information for Messrs. Goldfarb and Aaron is reported in the Fiscal 2016 Summary Compensation Table appearing elsewhere in this Proxy Statement.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Thomas J. Brosig	47,000	99,967	—	146,967
Alan Feller	71,000	99,967	—	170,967
Jeffrey Goldfarb(3)	—	—	—	—
Jeanette Nostra(4)	—	—	—	—
Laura Pomerantz	49,000	99,967	—	148,967
Allen Sirkin	49,000	99,967	—	148,967
Willem van Bokhorst	62,000	99,967	—	161,967
Cheryl Vitali	41,000	99,967	—	140,967
Richard White	103,000	149,986		252,986

(1)
The amount indicated includes the annual cash retainer, annual payments to the chairs of committees and fees for each Board or committee meeting attended.

(2)
In March 2015, our Compensation Committee authorized a grant to each of Thomas Brosig, Alan Feller, Laura Pomerantz, Allen Sirkin, Willem van Bokhorst, Cheryl Vitali and Richard White of RSUs that would enable each of them to receive a number of shares of our Common Stock, based on the closing price of our Common Stock on the date of the 2015 Annual Meeting, with a value of $100,000, subject to satisfaction of specified conditions. In addition, our Compensation Committee granted additional RSUs to Mr. White in recognition of his service as Lead Independent Director that would enable him to receive a number of shares of our Common Stock, based on the closing price of our Common Stock on the date of the 2015 Annual Meeting, with a value of  $50,000. All of these awards were subject to and became effective after the election of each director to the Board at the 2015 Annual Meeting in June 2015 and vest over a three-year period. The dollar value of these stock awards is based on the closing price per share of our Common Stock on the date of the 2015 Annual Meeting, which constitutes the grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note H to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2016. At January 31, 2016, the directors named in the table above held unvested RSUs as follows: Mr. Thomas Brosig, 7,831 RSUs; Mr. Alan Feller, 7,831 RSUs; Mr. Jeffrey Goldfarb, 126,081 RSUs; Ms. Jeanette Nostra, 16,550 RSUs; Ms. Laura Pomerantz, 7,831 RSUs; Mr. Allen Sirkin, 7,831 RSUs; Mr. Willem van Bokhorst, 7,831 RSUs; Ms. Cheryl Vitali, 8,231 RSUs; and Mr. Richard White, 10,546 RSUs. In addition, at that date, the following directors held stock options to purchase our Common Stock as follows: Mr. Thomas Brosig, 3,600; Ms. Laura Pomerantz, 25,200; Mr. Willem van Bokhorst, 24,000; and Mr. Richard White, 15,600.
(3)
Jeffrey Goldfarb does not receive any compensation for his services as a director. Certain compensation information with respect to Mr. Goldfarb, who is a director and an employee of ours, is set forth under “Certain Relationships and Related Transactions.”

(4)
Ms. Nostra does not receive any compensation for her services as a director because she is compensated as our employee.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Eleven directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the eleven persons named below (all of whom are currently our directors) to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All of the nominees listed below have consented to be named as such and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.
Set forth below is information provided by each director with respect to that person’s age, all positions held, principal occupation and business experience for the past five years and the names of other publicly-held companies of which the director currently serves as a director or has served as a director during the past five years. We also provide information regarding each nominee’s specific experience, qualifications, attributes or skills that led our Board to the conclusion that the nominee should serve as a director.
Director	Age	Year First Became Director	Business Experience
Morris Goldfarb	65	1974	Chairman of the Board, Chief Executive Officer and President of G-III. Mr. Goldfarb has served as an executive officer of G-III and our predecessors since our formation in 1974. Mr. Goldfarb served as a director of RLJ Entertainment, Inc. from April 2012 to June 2015, Oppenheimer Holdings Inc. from May 2013 to May 2015, of Black Ridge Oil & Gas, Inc. from November 2010 until October 2012 and of Christopher & Banks Corporation from January 2011 to June 2013. Mr. Goldfarb has significant knowledge of all facets of our company. His long history with the company, combined with his leadership skills and operating experience, makes him particularly well-suited to be our Chairman and serve on our Board.
Sammy Aaron	56	2005	Vice Chairman of G-III since our acquisition of J. Percy for Marvin Richards Ltd. in July 2005. Mr. Aaron is the Chief Executive Officer of our Calvin Klein divisions. From 1998 to July 2005, he served as President of J. Percy for Marvin Richards, Ltd. Mr. Aaron has over 25 years of experience and expertise in the apparel industry, as well as a broad working knowledge of our company, enabling him to make significant contributions to our Board.
Thomas J. Brosig(3)	66	1992	Mr. Brosig is currently a strategic business consultant. Mr. Brosig was Chief Executive Officer of MVB Holdings LLC from December 2011 until November 2012. Mr. Brosig was a consultant in the gaming and hospitality industries from 2003 to 2011. From January 1999 through February 2003, he served as Senior Vice-President for Park Place Entertainment. For more than five years prior to 1999, he served its predecessor, Grand Casinos, Inc., in various executive capacities including as its President and Chief Executive Officer from September 1996 to January 1999. Mr. Brosig is an experienced business executive whose

Director	Age	Year First Became Director	Business Experience
			leadership roles in the past at other public companies provide him with insight and perspective as a member of our Board.
Alan Feller(1)	74	1996	Mr. Feller is currently retired. Mr. Feller was our Chief Financial Officer from December 1989 to April 1998, and served as our Executive Vice President, Treasurer and Secretary from January 1990 through July 1995. Mr. Feller served as a consultant to us from May 1998 through October 1999. Mr. Feller is a Certified Public Accountant. Mr. Feller has broad knowledge about us from his service as an officer and director of G-III. His financial and accounting background are of great service to our Board.
Jeffrey Goldfarb	39	2009	Since 2004, Mr. Goldfarb has served as our Director of Business Development. He has been employed full-time by G-III in several other capacities since 2002. Mr. Goldfarb serves as a director of Fashion Delivers Charitable Foundation, Inc., a charitable organization that facilitates the donation of excess apparel inventory to disaster victims and other people in need. Mr. Goldfarb is also licensed as an attorney. Mr. Goldfarb has worked in a variety of positions at G-III that provide him with a broad knowledge of our business and the ability to provide significant input to our Board with respect to operational matters.
Jeanette Nostra	64	2013	Ms. Nostra is currently a senior advisor at G-III. She served as G-III’s President from April 1997 to September 2013. From March 2008 to July 2011, Ms. Nostra also acted as President of the G-III’s Andrew Marc division. G-III has employed Ms. Nostra since 1981, and her responsibilities have included sales, marketing, product development and licensing for selected divisions, as well as business development for international sales. As a result, she brings broad knowledge about our business to the Board.
Laura Pomerantz(2)	68	2005	Since October 2014, Ms. Pomerantz has been Vice Chairman and Head of Strategic Accounts at Cushman & Wakefield. Since April 2013, she has also served as Principal and Chief Executive Officer of Laura Pomerantz Real Estate LLC, a real estate firm offering commercial real estate advisory and execution services. From 2001 until April 2013, Ms. Pomerantz was a principal of PBS Real Estate, LLC, a real estate firm offering commercial real estate advisory and execution services. Since 1994, she has also been President of LHP Consulting and Management, a real estate consulting firm. She serves as a director of Retail Opportunity Investments Corp., a publicly traded REIT. Ms. Pomerantz is an experienced business executive with a significant background in the real estate, apparel and retail fields that is of great benefit to decision-making by our Board.
Allen Sirkin(2)	74	2013	Mr. Sirkin was employed by PVH Corp., one of the world’s largest apparel companies, from 1985 until June 2012. He

Director	Age	Year First Became Director	Business Experience
			served as Chairman of PVH’s Apparel Group from 1990 until 1995, was named Vice Chairman, Dress Shirts in 1995 and became President and Chief Operating Officer of PVH in March 2006. Mr. Sirkin relinquished his role as Chief Operating Officer of PVH in February 2012 and retired from PVH in June 2012. Prior to his service with PVH, he was employed by a number of apparel companies in senior executive positions. Mr. Sirkin’s long and distinguished career and his extensive experience in and knowledge of the apparel industry are of great benefit to our Board.
Willem van Bokhorst(1)(2)	70	1989	Managing Partner of STvB Advocaten, a Curaçao law firm with offices in Curaçao, Amsterdam and New York, for more than twenty five years. Mr. van Bokhorst has significant international business and legal experience that are valuable assets to our Board.
Cheryl Vitali(3)	55	2011	Ms. Vitali is the General Manager for the Kiehl’s Worldwide division of L’Oreal, a leading cosmetics and beauty products company, where she oversees the worldwide strategy, product innovation and retail marketing plans for the Kiehl’s brand. She has been with L’Oreal since 2003 and has also served as Senior Vice President — Marketing for the Lancôme brand from 2009 to 2010 and the Maybelline New York/Garnier brand from 2003 to 2009. Prior to L’Oreal, she held various executive positions with Revlon Consumer Products Company, a cosmetics and beauty care company. She was Executive Vice President, General Manager, Revlon Global Brands, from 2000 to 2002 and Executive Vice President, Marketing Portfolio Group from 1998 to 2000. Ms. Vitali served as Vice President, Marketing, Playtex Intimate Apparel, a division of the Sara Lee Corporation, from 1995 through 1998. Ms. Vitali is an experienced business executive with significant retail, marketing and consumer product experience and expertise that is of great benefit to our Board.
Richard White(1)(2)(3)(4)	62	2003	Mr. White has been a Managing Director and head of the Private Equity Investment Department of Oppenheimer & Co. Inc. since June 2004. From 2002 to June 2004, he served as President of Aeolus Capital Group LLC, an investment management firm. From 1985 until 2002, he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets, and its predecessor firm, Oppenheimer & Co., Inc. During that time, Mr. White worked in both the Investment Banking and Private Equity Investing departments. Mr. White is a director and Chairman of the Board of Escalade Inc., a manufacturer of sporting goods. Mr. White served as a director of Real Goods Solar, Inc., a residential and commercial solar energy company, from December 2013 until December 2014 and of Lakes Entertainment Inc., a company that develops and manages casino properties, from December 2006 until

Director	Age	Year First Became Director	Business Experience
June 2013. Mr. White previously served as a director of G-III from November 1991 to July 1993. Mr. White is a Certified Public Accountant and has been a high level participant in the investment banking, private equity and finance area for his entire business career. His understanding of strategic planning, acquisitions and the capital markets, as well as the apparel industry, enable him to make significant contributions to our Board.

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Nominating and Corporate Governance Committee

(4)
Lead Independent Director

Morris Goldfarb and Jeffrey Goldfarb are father and son, respectively.
THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE ELEVEN NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF G-III AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THEIR ELECTION.

PROPOSAL NO. 2
ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Act enables stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. In light of the results of the stockholders’ nonbinding advisory vote at the 2011 Annual Meeting with respect to the frequency with which stockholders will vote for the approval of the compensation of G-III’s Named Executive Officers, G-III currently intends to hold an annual nonbinding advisory vote on such Named Executive Officer compensation.
We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation paid to our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking the stockholders to vote “FOR” the following resolution at the Annual Meeting:
RESOLVED, that G-III’s stockholders approve, on an advisory basis, the compensation of G-III’s Named Executive Officers, as disclosed in G-III’s Proxy Statement for the 2016 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and other related tables and disclosure.
The “say-on-pay” vote is advisory, and therefore is not binding on us, the Compensation Committee or the Board of Directors. However, the Board and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, will consider the stockholders’ concerns and the Board and Compensation Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF G-III AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

AUDIT COMMITTEE REPORT
In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors is responsible for, among other things, overseeing G-III’s accounting and financial reporting processes and reviewing and discussing G-III’s audited financial statements with management.
Management is responsible for G-III’s financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. G-III’s independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. Members of the Audit Committee are not employees of G-III and are not required to be accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report of G-III’s financial statements.
The oversight by the Audit Committee does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee cannot give assurance that G-III’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of G-III’s financial statements has been carried out in accordance with generally accepted auditing standards or that G-III’s independent accountants are in fact “independent.”
Review of Audited Financial Statements.   The Audit Committee has reviewed G-III’s audited financial statements for the fiscal year ended January 31, 2016 as prepared by management and audited by Ernst & Young LLP, G-III’s independent auditors, and has discussed these financial statements with management. In addition, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), as amended, regarding the codification of statements on auditing standards. Furthermore, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule No. 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.
Recommendation.   In reliance on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2016 be included in G-III’s Annual Report on Form 10-K for that fiscal year.
Audit Committee
Alan Feller, Chairman
Willem van Bokhorst
Richard White

PRINCIPAL ACCOUNTING FEES AND SERVICES
The following table sets forth fees we paid for audit, audit-related, tax and other services provided by Ernst & Young LLP during each of the last two fiscal years.
	Fiscal Year Ended January 31,
	2016	2015
Audit fees	$2,355,000	$1,965,000
Audit-related fees	84,125	849,000
Tax fees	486,685	537,044
All other fees	—	—
Total	$2,925,810	$3,351,044

Audit Fees.   Audit fees include services associated with the audit of our annual financial statements included in our Annual Report on Form 10-K, the audit of management’s assessment and overall effectiveness of internal controls over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, statutory audits required internationally during each fiscal year and work performed in connection with the issuance of consents related to registration statements filed by G-III.
Audit-Related Fees.   In fiscal 2016, audit-related fees include fees related to services offered in connection with the pre-implementation of a software upgrade for our general ledger software package. In fiscal 2015, audit-related fees related to our follow on public offering in June 2014 and financial and tax due diligence procedures performed in connection with potential acquisition transactions.
Tax Fees.   These services primarily included services provided related to sales and use tax administration, transfer pricing studies, and assistance on various international tax issues. Tax fees include services related to income tax compliance, assistance with tax audits, tax advice and tax planning.
The Audit Committee has considered whether the provision of the above services is compatible with maintaining Ernst & Young LLP’s independence and all of the above services were pre-approved by the Audit Committee.
It is the Audit Committee’s policy to pre-approve all audit and permissible non-audit services to be performed by our independent accountants, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent accountants present a listing of all services they expect to perform for us in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independence review of each proposed service. The Audit Committee reviews this list and approves appropriate services which, in the Audit Committee’s judgment, will not impair the accountants’ independence. With respect to any additional services proposed to be performed by the independent accountants during the year, management will evaluate the impact on the independent accountant’s independence and obtain Audit Committee approval for such service. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The stockholders will be asked to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2017. If this appointment is not ratified by the stockholders, the Audit Committee will reconsider its decision. Ernst & Young LLP audited our financial statements for the fiscal year ended January 31, 2016. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if such person desires to do so, and is expected to be available to respond to appropriate questions from stockholders.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF US AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We have had in effect for many years a Code of Ethics that contains our conflicts of interest policy. Our Audit Committee has been responsible for reviewing transactions that might involve our Code of Ethics and for reviewing related party transactions. In addition, our Board of Directors has also adopted a written related party transactions policy. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions involving less than ten thousand dollars ($10,000) when aggregated with all similar transactions. The Audit Committee is generally responsible for administering this policy. However, our policy permits the disinterested directors of the Board of Directors to exercise the authority otherwise assigned to the Audit Committee. A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board of Directors and if it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Our Compensation Committee reviewed and approved the compensation of Jeffrey Goldfarb set forth in the next paragraph and our Audit Committee ratified the approval by our Compensation Committee.
Jeffrey Goldfarb, the son of Morris Goldfarb, our Chairman, Chief Executive Officer and President and a director of G-III, is our Director of Business Development. Jeffrey Goldfarb has been employed by us since 2002 in several different capacities. Jeffrey Goldfarb is also a member of our Board of Directors. For fiscal 2016, Jeffrey Goldfarb received a salary of  $750,000 and a bonus of  $950,000 for his services and our Compensation Committee granted him RSUs that enable him to receive up to 26,483 shares of our Common Stock that will become vested at an annual rate of 25% on each of December 10, 2017, 2018, 2019 and 2020, subject to the performance conditions described above under “Performance Metrics and Additional Vesting Requirements”. The grant date fair value under FASB ASC Topic 718 of the RSUs granted to Jeffrey Goldfarb was $1.1 million. We have entered into an executive transition agreement with Jeffrey Goldfarb under which he is entitled to receive specified severance payments and benefits in the event of his involuntary termination in conjunction with a change of control of G-III.
STOCKHOLDER PROPOSALS
All stockholder proposals which are intended to be presented at our Annual Meeting of Stockholders to be held in 2017 must be received by us no later than January 9, 2017 for inclusion in the Board of Directors’ Proxy Statement and form of proxy relating to that meeting. Any stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder. All such proposals should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.
Any stockholder who intends to nominate a person for election to the Board of Directors or propose any other matter to be acted upon at the Annual Meeting of Stockholders to be held in 2017 (but not include such proposal in the Board of Directors’ Proxy Statement and form of proxy) must inform us no later than March 20, 2017. If notice is not provided by that date, the persons named in the proxy for the 2017 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2017 Annual Meeting. All notice should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.
For the nomination of any person to the Board of Directors, a the notice must set forth (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the number of shares of capital stock of G-III which are owned of record and beneficially by the nominee (if any), (d) such other information concerning the nominee as would be required to be disclosed in a Proxy Statement soliciting proxies for the election of the nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (e) the consent of the nominee to being named in the Proxy Statement as a nominee and to serving as a director if elected, and (f) as to the proposing stockholder: (i) the name and address of the proposing stockholder as they appear on G-III’s books and of the beneficial owner, if any, on whose behalf the nomination is being made, (ii) the class and number of shares of G-III which are owned by the proposing stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the proposing stockholder’s notice, (iii) a description of any agreement, arrangement or understanding with respect to such nomination between or among the proposing stockholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the proposing stockholder’s notice by, or on behalf of, the proposing stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proposing stockholder or any of its affiliates or associates with respect to shares of stock of G-III, (v) a representation that the proposing stockholder is a holder of record of shares of G-III entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (vi) a representation whether the proposing stockholder intends to deliver a Proxy Statement and/or form of proxy to holders of G-III’s outstanding capital stock and/or otherwise to solicit proxies from stockholders in support of the nomination. G-III may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of G-III or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
For all business other than director nominations, the notice must set forth as to each matter the proposing stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and (c) the information as to the proposing stockholder required by section (f) in the preceding paragraph.
OTHER BUSINESS
The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.
The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.
By Order of the Board of Directors
WAYNE S. MILLER
Secretary
New York, New York
May 9, 2016
A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: G-III APPAREL GROUP, LTD., ATTENTION: CORPORATE SECRETARY, 512 SEVENTH AVENUE, NEW YORK, NEW YORK 10018.

G-III APPAREL GROUP, LTD. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Address Change? Mark box, sign, and indicate changes below: ?The Board of Directors Recommends a Vote FOR all listed nominees for directors in Proposal 1 and FOR Proposals 2 and 3.1.Election of 01 Morris Goldfarb 05 Jeffrey Goldfarb 09 Willem Van Bokhorst ☐Vote FOR ☐Vote WITHHELDdirectors: 02 Sammy Aaron06 Jeanette Nostra 10 Cheryl L. Vitaliall nominees from all nominees 03 Thomas J. Brosig 07 Laura Pomerantz11 Richard White (except as marked) 04 Alan Feller 08 Allen Sirkin Please fold here Do not separate (Instructions: To withhold authority to vote for any indicated
nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2.Advisory Vote to approve the compensation of named executive officers: ☐For ☐Against ☐ Abstain 3. Proposal to ratify the appointment of Ernst & Young LLP: ☐For ☐Against ☐Abstain 4. In their discretion upon such other business as may properly come before the meeting and any and all adjournments and Postponements thereof. Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2 and, 3. If no instruction is indicated, this Proxy will be voted FOR all listed nominees for directors in Proposal No. 1, FOR Proposal No. 2, and FOR Proposal No. 3. Any and all proxies heretofore given by the undersigned are hereby revoked. Date __________________________________ Signature(s) in Box Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or?authority.

G-III APPAREL GROUP, LTD. ANNUAL MEETING OF STOCKHOLDERS Thursday, June 16, 2016G-III Apparel Group, Ltd. proxy This Proxy Is Solicited By The Board of Directors For The Annual Meeting of Stockholders To Be Held On June 16, 2016The undersigned, a stockholder of G-III Apparel Group, Ltd. (the “Corporation”), hereby constitutes and appoints Morris Goldfarb, Wayne S. Miller and Neal S. Nackman and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of
Stockholders of the Corporation to be held on Thursday, June 16, 2016, and at any and all adjournments or postponements thereof, as follows: See reverse for voting instructions.